                                                Filed pursuant to Rule 424(b)(3)
                                                Registration Number 333-94393



                  [J.P. MORGAN CHASE & CO. LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS

Affiliates of J.P. Morgan Chase & Co., including Chase Securities Inc. and J.P. Morgan Securities Inc., may use this prospectus in connection with offers and sales in the secondary market of senior or subordinated debt securities, preferred stock or depositary shares of J.P. Morgan Chase & Co. or warrants to purchase those debt securities, shares of preferred stock or depository shares. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

LISTED DEBT SECURITIES

Of the series of debt securities issued and outstanding as of the date of this prospectus that may be offered by use of this prospectus, the following are listed on the New York Stock Exchange and have the following ticker symbols:

TITLE OF SECURITIES                                           TICKER SYMBOL
-------------------                                           -------------
7 1/2% Subordinated Notes Due 2003..........................     JPM F03
Floating Rate Subordinated Notes Due 2003...................     JPM J03
Floating Rate Subordinated Notes Due August 1, 2003.........     JPM A03
6 1/2% Subordinated Notes Due 2005..........................     JPM A05
6 1/4% Subordinated Notes Due 2006..........................      JPM 06
6 1/8% Subordinated Notes Due 2008..........................     JPM O08
6 3/4% Subordinated Notes Due 2008..........................     JPM A08
6 1/2% Subordinated Notes Due 2009..........................      JPM 09

LISTED PREFERRED STOCK

Of the series of preferred stock issued and outstanding as of the date of this prospectus that may be offered by use of this prospectus, the following are listed on the New York Stock Exchange and have the following ticker symbols:

TITLE OF SECURITIES                                           TICKER SYMBOL
-------------------                                           -------------
Adjustable Rate Cumulative Preferred Stock, Series A........     JPMPrA
10.84% Cumulative Preferred Stock...........................     JPMPrC
Adjustable Rate Cumulative Preferred Stock, Series L........     JPMPrL
Adjustable Rate Cumulative Preferred Stock, Series N........     JPMPrN

LISTED DEPOSITARY SHARES

Of the series of the depositary shares representing shares of preferred stock issued and outstanding as of the date of this prospectus that may be offered by use of this prospectus, the following are listed on the New York Stock Exchange and have the following ticker symbols:

TITLE OF SECURITIES                                           TICKER SYMBOL
-------------------                                           -------------
Depositary Shares, each representing a 1/10 interest in a
  share of 6 5/8% Cumulative Preferred Stock................     JPMPrH


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   This prospectus is dated January 9, 2001.

IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION.

WE ARE OFFERING TO SELL THESE SECURITIES ONLY IN PLACES WHERE SALES ARE
PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ITS DATE.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Where You Can Find More Information About
  J.P. Morgan Chase & Co. ...............     3
J.P. Morgan Chase & Co. .................     4
Consolidated Ratios of Earnings to Fixed
  Charges and Preferred Stock Dividend
  Requirements...........................     5
Description of Debt Securities...........     5
Company Debt Securities..................     6


                                           PAGE
                                           ----
Heritage Chase Debt Securities...........    19
Heritage J.P. Morgan Debt Securities.....    25
Relationship Among Subordination
  Provisions.............................    36
Permanent Global Debt Securities.........    37
Global Clearance and Settlement
  Procedures.............................    39
Description of Capital Stock.............    40
Experts..................................    46

                            WHERE YOU CAN FIND MORE
                   INFORMATION ABOUT J.P. MORGAN CHASE & CO.

J.P. Morgan Chase & Co. ("J.P. Morgan Chase", which may be referred to as "we" or "us") files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (a) Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;


          (c) Current Reports on Form 8-K filed on January 21, 2000, February 9, 2000, March 22, 2000, April 11, 2000, April 19, 2000, May 22, 2000, June
     12, 2000, June 20, 2000, July 20, 2000, August 3, 2000, September 18, 2000,
     October 19, 2000, November 1, 2000, November 28, 2000, November 29, 2000, December 1, 2000, December 14, 2000, and December 26, 2000; and


          (d) The descriptions of our common stock and preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

     Office of the Secretary
     J.P. Morgan Chase & Co.
     270 Park Avenue
     New York, NY 10017
     212-270-4040

                            J.P. MORGAN CHASE & CO.

J.P. Morgan Chase is a financial holding company incorporated under Delaware law in 1968. As of September 30, 2000, on a pro forma basis after giving effect to the merger referred to below, we were the second largest banking institution in the United States, with approximately $707 billion in assets and approximately $40 billion in stockholders' equity.

On December 31, 2000, J.P. Morgan & Co. Incorporated ("J.P. Morgan") merged with and into The Chase Manhattan Corporation ("Chase"). Upon completion of the merger, Chase changed its name to "J.P. Morgan Chase & Co." The merger was accounted for as a pooling of interests. As a result, financial information following completion of the merger and incorporated by reference in this prospectus will present the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.

We are a global financial services firm with operations in over 60 countries. Our principal bank subsidiaries are The Chase Manhattan Bank ("Chase Bank") and Morgan Guaranty Trust Company ("Morgan Bank"), each of which is a New York banking corporation headquartered in New York city; and Chase Manhattan Bank USA, National Association, headquartered in Delaware. Our principal non-bank subsidiaries are our investment bank subsidiaries, Chase Securities Inc. ("Chase Securities") and J.P. Morgan Securities Inc. ("J.P. Morgan Securities"). We expect Chase Bank to merge with Morgan Bank and Chase Securities to merge with J.P. Morgan Securities in mid-2001. Unless the context otherwise requires, references in this prospectus to Chase Bank, Morgan Bank, Chase Securities and J.P. Morgan Securities also refer to the successor corporations in those mergers.

Our activities are internally organized, for management reporting purposes, into five major businesses: Investment Bank, Wealth Management, Treasury and Securities Services, J.P. Morgan Partners and Consumer Services. We have presented a brief description of those businesses below.

  Investment Bank

Among the products and services provided by us through the Investment Bank are our securities underwriting and financial advisory, trading, mergers and acquisitions advisory, and corporate lending and syndication businesses.

  Wealth Management

Wealth management includes our asset management businesses, including our mutual funds; our institutional money management and cash management businesses; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

  Treasury and Securities Services

Treasury and Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury and Securities Services includes our custody, cash management, trust and other fiduciary services businesses.

  J.P. Morgan Partners

J.P. Morgan Partners is one of the world's largest and most diversified private equity investment firms, with total funds under management in excess of $20 billion.

  Consumer Services

Consumer Services serves over 30 million consumer, small business and middle-market customers nationwide. Consumer Services offers a wide variety of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the Internet and branch and ATM networks.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Chase's consolidated ratios of earnings to fixed charges and consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                      -------------   ------------------------------------
                                          2000        1999    1998    1997    1996    1995
                                          ----        ----    ----    ----    ----    ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits....      2.01        2.64    1.84    1.82    1.66    1.90
  Including Interest on Deposits....      1.45        1.71    1.43    1.43    1.32    1.41
Earnings to Combined Fixed Charges
  and Preferred Stock Dividend
  Requirements:
  Excluding Interest on Deposits....      1.99        2.61    1.82    1.77    1.60    1.82
  Including Interest on Deposits....      1.44        1.70    1.42    1.41    1.30    1.38

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                                 DESCRIPTION OF
                                DEBT SECURITIES

Our outstanding senior and subordinated securities offered by use of this prospectus (the "Debt Securities") have been issued under a number of indentures, some of which were initially executed by our predecessor institutions and assumed by us in connection with various mergers.

None of our indentures limits the amount of debt securities that we may issue. Each indenture provides that we may issue debt securities up to the principal amount we authorize from time to time. In addition, none of our subordinated indentures limits the amount of senior indebtedness we may incur.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of our debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that J.P. Morgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than J.P. Morgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

None of our indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, none of our indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring.

We may have issued some of the Debt Securities as original issue discount Debt Securities. Original issue discount Debt Securities bear no interest or bear interest at a below-market rate and are sold at a discount below their stated principal amount. Persons considering the purchase, ownership or disposition of original issue discount Debt Securities should consult their own tax advisors concerning the United States Federal income tax consequences to them with regard to the purchase, ownership or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Unless otherwise indicated in a supplement to this prospectus, we have issued the Debt Securities only in fully registered form without coupons. We may have issued some of the Debt Securities only as permanent global Debt Securities. See "Permanent Global Debt Securities" below. You will not be required to pay a service charge for any transfer or exchange of the Debt Securities, but we may require payment of any taxes or other governmental charges.

Unless a particular issue of Debt Securities is represented by a permanent global note, we will pay the principal of, and premium, if any, and interest, if any, on the Company Debt Securities at the corporate trust office of the applicable paying agent, which, in the case of the Company Debt Securities and Heritage Chase Debt Securities referred to below, is Chase Bank in New York City and, in the case of the J.P. Morgan Debt Securities referred to below, is U.S. Bank Trust National Association in New York City. You may also make transfers or exchanges of the Company Debt Securities at those respective locations. We also have the right to pay interest on any Debt Securities by check mailed to the registered holders of the Debt Securities at their registered addresses.

In connection with any payment on a Debt Security, we may require the holder to certify information to J.P. Morgan Chase. In the absence of that certification, we may rely on any legal presumption to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

                            COMPANY DEBT SECURITIES

J.P. Morgan Chase (which, for purposes of this portion of the prospectus, includes Chase prior to its merger with J.P. Morgan, and Chemical Banking Corporation prior to its merger with The Chase Manhattan Corporation) has issued Debt Securities (the "Company Debt Securities") from time to time under the indentures referred to in the following paragraph (the "Company Indentures"). The following summary of the provisions of the Company Debt Securities and the Company Indentures is not complete. You should refer to the Company Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part (Registration Statement File No. 333-94393; the "registration statement").

We have issued senior Company Debt Securities (the "Company Senior Securities") under an Indenture, dated as of December 1, 1989 (as amended, the "Company Senior Indenture"), between us and Bankers Trust Company, as trustee. We have issued subordinated Company Debt Securities (the "Company Subordinated Securities") under an Indenture, as amended and restated as of December 15, 1992 (as amended, the "Company Subordinated Indenture"), between us and U.S. Bank Trust National Association, as trustee. The Company Debt Securities may be offered together with warrants to purchase the Company Debt Securities, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock or currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies.

COMPANY SENIOR SECURITIES


The Company Senior Securities are our direct, unsecured general obligations and constitute Company Senior Indebtedness having the same rank as our other senior indebtedness. For a definition of Company Senior Indebtedness, see "Company Debt Securities -- Company Subordinated Securities -- Subordination" below.


Limitation on Disposition of Stock of Chase Bank. The Company Senior Indenture contains a covenant by us that, so long as any of the Company Senior Securities are outstanding, neither we nor any Intermediate Subsidiary, as defined below, will dispose of any shares of voting stock of Chase Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of Chase Bank, except to J.P. Morgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit Chase Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of J.P. Morgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

          (1) the disposition in question is made for fair market value, as determined by the board of directors J.P. Morgan Chase or the Intermediate Subsidiary; and

          (2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of Chase Bank or any successor to Chase Bank free and clear of any security interest.

The above covenant also does not restrict Chase Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) J.P. Morgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, happens and is continuing.

The Company Senior Indenture defines an "Intermediate Subsidiary" as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and
(2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by J.P. Morgan Chase, free and clear of any security interest. As used above, "voting stock" means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent Chase Bank from engaging in a sale of assets to the extent otherwise permitted by the Company Senior Indenture.

Defaults and Waivers. The Company Senior Indenture defines an event of default with respect to any series of Company Senior Securities as any one of the following events:

          (1) default in the payment of interest on any Company Senior Security of that series and continuance of that default for 30 days;

          (2) default in the payment of principal of, or premium, if any, on, any Company Senior Security of that series at maturity;

          (3) default in the deposit of any sinking fund payment and continuance of that default for five days;

          (4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the Company Senior Indenture applicable to that series;

          (5) (A) failure by us to pay indebtedness for money borrowed by us, including Company Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any indebtedness for money borrowed by us, including Company Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to or securing the indebtedness for money borrowed by us and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

          (6) specified events of bankruptcy, insolvency or reorganization of J.P. Morgan Chase or Chase Bank; and

          (7) any other event of default specified with respect to Company Senior Securities of that series.

If any event of default with respect to Company Senior Securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Company Senior Securities of that series may declare the principal amount (or, if the Company Senior Securities of that series are original issue discount securities, a specified portion of the principal amount) of all Company Senior Securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to specified conditions, the holders of a majority in principal amount of the outstanding Company Senior Securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

The Company Senior Indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Company Senior Securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the Company Senior Indenture, other than a covenant to make payment. The term "default" for the purpose of this provision only means any event that is, or after notice or lapse of time or both would become, an event of default with respect to Company Senior Securities of that series.

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the Company Senior Indenture at the request or direction of any of the holders of Senior Securities, unless the holders have offered the trustee reasonable security or indemnity. The Company Senior Indenture provides that the holders of a majority in principal amount of outstanding Company Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the Company Senior Indenture.

The Company Senior Indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists.

Defeasance and Covenant Defeasance. The Company Senior Indenture contains a provision that, if made applicable to any series of Company Senior Securities, permits us to elect:

- defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any Company Senior Securities of that series then outstanding; and/or

- covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants or a cross-default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations, as defined below, which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those Company Senior Securities. As used in the Company Senior Indenture, "U.S. government obligations" are:

          (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is or is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer; and

          (2) depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of Company Senior Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of Company Senior Securities, then even if there were a default under the related covenant, payment of those Company Senior Securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of Company Senior Securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those Company Senior Securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those Company Senior Securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indenture. We and the trustee may modify the Company Senior Indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding Company Senior Securities affected by the modification. However, without the consent of each affected holder, no such modification may:

- change the stated maturity of any Company Senior Security;

- reduce the principal amount of, or premium, if any, on, any Company Senior Security;

- reduce the rate of payment of interest on any Company Senior Security, or change other specified provisions relating to the yield of the Company Senior Security;

- change the currency or currencies in which any Company Senior Security is payable;

- reduce the percentage of holders of outstanding Company Senior Securities of any series required to consent to any modification, amendment or any waiver under the Company Senior Indenture; or

- change the provisions in the Company Senior Indenture that relate to its modification or amendment.

We and the trustee may amend the Company Senior Indenture without the consent of the holders of the Company Senior Securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of Company Senior Securities, and for certain other purposes.

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any Company Senior Securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into J.P. Morgan Chase, provided that:

          (1) the successor is a person organized under U.S. laws;

          (2) the successor, if not us, assumes our obligations on the Company Senior Securities and under the Company Senior Indenture;

          (3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

          (4) other specified conditions are met.

The principal terms of the Company Senior Securities issued and outstanding as of the date of this prospectus are set forth below. Interest on the below series accrues at the annual rate indicated in the title of the series and is payable on the indicated interest payment dates to the registered holders on the preceding record date.

5 3/4% SENIOR NOTES DUE 2004

- Initial principal amount of series (subject to increase): $500,000,000

- Maturity date: April 15, 2004

- Interest payment dates: April 15 and October 15

- Record dates: April 1 and October 1

- Issuance date: April 26, 1999

- Redemption: Not redeemable prior to maturity and not subject to a sinking fund.

SENIOR MEDIUM-TERM NOTES, SERIES C

As of the date of this prospectus, $9,964,390,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Senior Series C Notes") is issued and outstanding. In the table below we specify the following terms of those Senior Series C Notes:

- Issuance date;

- Principal amount;

- Maturity date;

- Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Senior Series C Notes that bear interest at floating rates are indicated in the table below. The Senior Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Senior Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

ISSUANCE DATE            PRINCIPAL AMOUNT        MATURITY DATE                INTEREST RATE/REDEMPTION TERMS
-------------            ----------------        -------------                ------------------------------
November 10, 1995......   $   25,000,000    November 10, 2005......  Constant maturity 10 year Treasury Index minus 0.34%
November 15, 1995......       10,000,000    May 15, 2001...........  Constant maturity 5 year Treasury Index minus 0.15%
August 5, 1997.........      300,000,000    August 5, 2027.........  Zero coupon; redeemable on semiannual redemption dates on or after August 5, 2002 at prices
                                                                     varying with the redemption date
August 15, 1997........      115,000,000    August 15, 2017........  Zero coupon; redeemable on semiannual redemption dates on or after August 15, 2001 at prices
                                                                     varying with the redemption date
January 12, 1998.......       75,000,000    January 12, 2001.......  LIBOR Telerate reset quarterly + 0.025%
January 20, 1998.......       15,000,000    January 21, 2003.......  LIBOR Telerate reset monthly + 0.14%
February 13, 1998......       66,000,000    February 13, 2003......  LIBOR Telerate reset quarterly + 0.15%
February 20, 1998......       11,079,000    February 22, 2028......  LIBOR Telerate reset monthly minus 0.10%;
                                                                     repayable at the option of the holder on
                                                                     February 22 of 2008, 2011, 2014 and 2018 at
                                                                     prices varying with the redemption date
February 26, 1998......      100,000,000    February 26, 2001......  LIBOR Telerate reset quarterly + 0.06%
March 25, 1998.........      500,000,000    March 25, 1999.........  LIBOR Telerate reset quarterly minus 0.09%
December 8, 1998.......      200,000,000    December 10, 2001......  LIBOR Telerate reset quarterly + 0.30%
December 23, 1998......      100,000,000    December 21, 2001......  LIBOR Telerate reset quarterly + 0.26%
January 20, 1999.......       60,000,000    January 22, 2002.......  LIBOR Telerate reset quarterly + 0.20%
January 21, 1999.......       50,000,000    January 22, 2002.......  LIBOR Telerate reset quarterly + 0.20%
January 21, 1999.......       10,000,000    January 22, 2002.......  LIBOR Telerate reset quarterly + 0.20%
January 25, 1999.......       60,000,000    January 25, 2002.......  LIBOR Telerate reset quarterly + 0.20%
January 25, 1999.......      100,000,000    January 25, 2002.......  LIBOR Telerate reset quarterly + 0.20%
January 28, 1999.......       25,000,000    January 28, 2004.......  LIBOR Telerate reset quarterly + 0.27%
January 29, 1999.......      140,000,000    January 29, 2002.......  LIBOR Telerate reset quarterly + 0.17%
February 10, 1999......      100,000,000    February 10, 2004......  5.69%
March 18, 1999.........       50,000,000    March 18, 2002.........  LIBOR Telerate reset monthly + 0.135%
March 18, 1999.........       15,000,000    March 18, 2002.........  LIBOR Telerate reset monthly + 0.135%
March 26,1999..........       35,000,000    March 26, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       50,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       20,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       75,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       50,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       25,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       25,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       35,000,000    April 23, 2002.........  LIBOR Telerate reset quarterly + 0.12%
April 23, 1999.........       25,000,000    April 23, 2001.........  LIBOR Telerate reset quarterly + 0.03%
April 29, 1999.........       50,000,000    April 26, 2001.........  LIBOR Telerate reset quarterly + 0.03%
April 29, 1999.........      500,000,000    April 26, 2001.........  LIBOR Telerate reset quarterly + 0.03%
April 29, 1999.........      150,000,000    April 26, 2001.........  LIBOR Telerate reset quarterly + 0.03%
April 29, 1999.........       50,000,000    April 26, 2001.........  LIBOR Telerate reset quarterly + 0.03%
April 29, 1999.........       75,000,000    April 29, 2002.........  LIBOR Telerate reset quarterly + 0.10%
April 29, 1999.........       25,000,000    April 30, 2001.........  LIBOR Telerate reset quarterly
April 30, 1999.........       75,000,000    April 30, 2002.........  LIBOR Telerate reset quarterly + 0.10%
May 4, 1999............       25,000,000    May 4, 2001............  Federal Funds Rate reset daily + 0.26%
May 4, 1999............       50,000,000    May 6, 2002............  Federal Funds Rate reset daily + 0.35%
October 26, 1999.......       35,311,000    October 26, 2039.......  LIBOR Telerate reset quarterly minus 0.10%;
                                                                     repayable at the option of the holder on October
                                                                     26 of 2009, 2012, 2015 and 2018 at prices
                                                                     varying with the redemption date.
November 24, 1999......      300,000,000    December 1, 2004.......  6.75%
December 15, 1999......      400,000,000    December 17, 2001......  LIBOR Telerate reset quarterly + 0.10%
January 6, 2000........      600,000,000    January 3, 2002........  LIBOR Telerate reset quarterly + 0.08%
January 25, 2000.......      100,000,000    January 14, 2005.......  7.50%
February 4, 2000.......      270,000,000    February 1, 2002.......  7.20%

ISSUANCE DATE            PRINCIPAL AMOUNT        MATURITY DATE                INTEREST RATE/REDEMPTION TERMS
-------------            ----------------        -------------                ------------------------------
February 18, 2000......   $  255,000,000    February 15, 2002......  7.22%
February 18, 2000......       50,000,000    February 15, 2002......  7.22%
February 18, 2000......       50,000,000    February 1, 2002.......  LIBOR Telerate reset quarterly + 0.08%
February 22, 2000......       50,000,000    February 22, 2002......  Federal Funds Rate reset daily + 0.30%
February 22, 2000......       50,000,000    February 22, 2002......  LIBOR Telerate reset quarterly + 0.08%
February 22, 2000......       50,000,000    February 22, 2002......  LIBOR Telerate reset quarterly + 0.11%
February 24, 2000......       20,000,000    February 24, 2005        LIBOR Telerate reset monthly + 0.20%
March 1, 2000..........       30,000,000    March 3, 2003..........  LIBOR Telerate reset quarterly + 0.12%
March 8, 2000..........       30,000,000    March 8, 2005..........  LIBOR Telerate reset quarterly + 0.63%
March 8, 2000..........       25,000,000    March 8, 2006..........  LIBOR Telerate reset quarterly + 0.60%
March 8, 2000..........       20,000,000    March 8, 2005..........  LIBOR Telerate reset quarterly + 0.50%
March 17, 2000.........       50,000,000    March 17, 2003.........  LIBOR Telerate reset quarterly + 0.12%
March 17, 2000.........       15,000,000    March 17, 2003.........  LIBOR Telerate reset quarterly + 0.12%
March 21, 2000.........       25,000,000    March 21, 2005.........  LIBOR Telerate reset quarterly + 0.20%
March 27, 2000.........    1,570,000,000    March 22, 2002.........  LIBOR Telerate reset quarterly + 0.07%
March 28, 2000.........      350,000,000    March 28, 2002.........  LIBOR Telerate reset monthly + 0.12%
March 29, 2000.........      158,000,000    March 29, 2005.........  LIBOR Telerate reset quarterly + 0.22%
June 7, 2000...........      100,000,000    June 7, 2002...........  7.36%
June 14, 2000..........       30,000,000    June 14, 2005..........  LIBOR Telerate reset quarterly + 0.34 with a maximum interest rate of 9 1/2%
July 6, 2000...........      275,000,000    July 8, 2002...........  LIBOR Telerate reset quarterly + 0.12%
July 6, 2000...........      725,000,000    July 8, 2002...........  LIBOR Telerate reset quarterly + 0.10%
September 6, 2000......      100,000,000    September 6, 2002......  LIBOR Telerate reset monthly + 0.11%
September 8, 2000......       25,000,000    September 6, 2002......  LIBOR Telerate reset monthly + 0.11%
September 11, 2000.....      175,000,000    September 11, 2002.....  LIBOR Telerate reset monthly + 0.11%
September 11, 2000.....      244,000,000    September 11, 2002.....  LIBOR Telerate reset monthly + 0.11%
September 11, 2000.....       55,000,000    September 11, 2002.....  LIBOR Telerate reset monthly + 0.11%
September 13, 2000.....      265,000,000    September 15, 2003.....  LIBOR Telerate reset quarterly + 0.15%

COMPANY SUBORDINATED SECURITIES

The Company Subordinated Securities are our direct, unsecured general obligations. The Company Subordinated Securities are subordinate and junior in right of payment to all Company Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. For definitions of "Company Senior Indebtedness" and "Additional Senior Obligations", see "-- Subordination" below.

Unless otherwise indicated below with respect to a particular series of Company Subordinated Securities, the maturity of the Company Subordinated Securities is subject to acceleration only upon our bankruptcy or reorganization. See "Defaults and Waivers" below.

If any Company Subordinated Securities are specified to be convertible into our common stock, the holders will be entitled, as specified, to convert those convertible Company Subordinated Securities into common stock at the conversion price specified.

To the extent specified below with respect to a particular series of Company Subordinated Securities, the holders of the particular series may be obligated at maturity, or at any earlier time as set forth below, to exchange that series of Company Subordinated Securities for Capital Securities on terms specified below. Capital Securities may consist of our common stock, perpetual preferred stock or other capital securities acceptable to our primary Federal banking regulator, which currently is the Federal Reserve Board. Whenever Company Subordinated Securities are exchangeable for Capital Securities, we will be obligated to deliver Capital Securities with a market value equal to the principal amount of those Company Subordinated Securities. In addition, we will unconditionally undertake, at our expense, to sell the Capital Securities in a secondary offering on behalf of any holders who elect to receive cash for the Capital Securities.

Subordination. The Company Subordinated Securities are subordinated and junior in right of payment to all Company Senior Indebtedness and, under certain circumstances, Additional Senior Obligations. As of September 30, 2000, on a pro forma basis after giving effect to the Merger our

Company Senior Indebtedness and Additional Senior Obligations totaled approximately $50 billion.

As used in this prospectus, "Company Senior Indebtedness" means the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the Company Subordinated Indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Company Senior Indebtedness does not include indebtedness that is stated to be not superior to or to have the same rank as the Company Subordinated Securities. In particular, Company Senior Indebtedness does not include (A) Antecedent Company Subordinated Indebtedness (as defined below), (B) Company Subordinated Securities issued on or after December 15, 1992, (C) Assumed Heritage Chase Subordinated Indebtedness, as defined below, (D) Assumed Heritage JPM Subordinated Indebtedness, as defined below, and (E) other debt of J.P. Morgan Chase that is expressly stated to have the same rank as or to not rank superior to the Company Subordinated Securities (that other debt is referred to as "Other Subordinated Indebtedness").

The Company Subordinated Indenture defines "Additional Senior Obligations" to mean all indebtedness of J.P. Morgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Company Senior Indebtedness and except obligations that are expressly stated to have the same rank as or to rank not senior to the Company Subordinated Securities. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended and in effect on the date of execution of this Indenture.

Antecedent Company Subordinated Indebtedness means all outstanding subordinated indebtedness of J.P. Morgan Chase issued prior to December 15, 1992, other than Assumed Heritage Chase Subordinated Indebtedness and Assumed Heritage JPM Subordinated Indebtedness.

Assumed Heritage Chase Subordinated Indebtedness means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

Assumed Heritage JPM Subordinated Indebtedness means all outstanding subordinated indebtedness that we assumed as a result of our merger with J.P. Morgan.

Under the Company Subordinated Indenture, we may not make any payment on the Company Subordinated Securities or exchange any Company Subordinated Securities for Capital Securities in the event:

- we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Company Senior Indebtedness; or

- there shall exist any event of default on any Company Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

- we must pay to the holders of Company Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Company Senior Indebtedness before any payment or distribution is made on the Company Subordinated Securities, and

- if, after we have made those payments on the Company Senior Indebtedness, there are amounts available for payment on the Company Subordinated Securities and creditors in respect of Additional Senior Obligations have not received their full payments, then we will first use amounts available for payment on the Company Subordinated Securities, other than Antecedent Company Subordinated Indebtedness, to pay in full all Additional Senior Obligations before we may make any payment on the Company Subordinated Securities.

For additional information regarding the relationship among the provisions governing our various series of subordinated indebtedness, see "Relationship Among Subordination Provisions" below.

Limitation on Disposition of Voting Stock of Chase Bank. Except as noted below, the Company Subordinated Indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of Chase

Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of Chase Bank. The Company Subordinated Indenture also does not prohibit Chase Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, the Company Subordinated Indenture does contain a covenant, which is for the exclusive benefit of the holders of the Antecedent Company Subordinated Indebtedness and which is subject to the provisions described below under "Consolidation, Merger and Sale of Assets," that we will not sell or otherwise dispose of any shares of voting stock of Chase Bank, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of Chase Bank, nor will we permit Chase Bank to issue any such shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, that covenant does not prohibit:

- issuances or sales of directors' qualifying shares;

- issuances or sales of shares to us;

- sales or other dispositions or issuances for fair market value, as determined by our board of directors, so long as we would continue to own directly or indirectly not less than 80% of the issued and outstanding shares of the voting stock of Chase Bank;

- sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and

- sales of voting stock by Chase Bank to its shareholders if those sales do not reduce the percentage of shares of voting stock owned by us.

Defaults and Waivers. The Company Subordinated Indenture defines an event of default (1) with respect to Antecedent Company Subordinated Indebtedness, as any one of certain events of bankruptcy, insolvency and reorganization affecting J.P. Morgan Chase; and (2) with respect to Company Subordinated Securities, as any one of certain events of bankruptcy or reorganization affecting J.P. Morgan Chase and any other event described below as an event of default for a particular series.

If an event of default occurs and is continuing with respect to any outstanding series of Company Subordinated Securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal, or, in the case of original issue discount Company Subordinated Securities, a specified amount of principal, of all Company Subordinated Securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the Company Subordinated Securities of that series may annul the declaration and waive past defaults. The right of the holders of the Company Subordinated Securities of a series to demand payment in cash upon the occurrence and continuance of an event of default continues to exist so long as the Company Subordinated Securities of that series have not been exchanged or converted. Any right to enforce that payment in cash would, in the event of our bankruptcy or reorganization, be subject to the broad equity powers of a Federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the Company Subordinated Securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of Company Subordinated Securities may waive any past default or event of default, except a payment default.

Unless otherwise provided in the terms of a series of Company Subordinated Securities, there is no right of acceleration of the payment of principal of the Company Subordinated Securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Company Subordinated Securities or the Company Subordinated Indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any Capital Securities in exchange for Company Subordinated Securities) or in the performance of any covenant or agreement in the Company Subordinated Securities or the Company Subordinated Indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

The Company Subordinated Indenture requires the trustee, within 90 days after the occurrence of a default with respect to Company Subordinated

Securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in cases involving our bankruptcy or reorganization, a payment default or a default in the obligation to deliver Capital Securities in exchange for Company Subordinated Securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. We are required to furnish to the trustee annually an officers' certificate as to the absence of defaults under the Company Subordinated Indenture. The term "default" for purposes of this provision includes the events of default specified above without grace periods or notice.

Other than the duties of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the Company Subordinated Indenture at the request or direction of any of the holders of the Company Subordinated Securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the Company Subordinated Securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the Company Subordinated Securities of that series.

Modification of the Indenture. The Company Subordinated Indenture contains provisions permitting us and the trustee to modify the Company Subordinated Indenture or the rights of the holders of the Company Subordinated Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the Company Subordinated Securities affected by the modification. However, no such modification may, without the consent of each holder of Company Subordinated Securities affected by the modification:

- change the stated maturity date of the principal of, or any installment of principal of or interest on, any Company Subordinated Security;

- reduce the principal amount of, or premium, if any, or interest, if any, on any Company Subordinated Security;

- reduce the portion of the principal amount of an original issue discount Company Subordinated Security payable upon acceleration of the maturity of that Company Subordinated Security;

- reduce any amount payable upon redemption of any Company Subordinated
  Security;

- change the place or places where, or the currency in which, any Company Subordinated Security or any premium or interest is payable;

- change the definition of market value;

- impair the right of any holders of Company Subordinated Securities of any series to receive on any exchange date for Company Subordinated Securities of that series Capital Securities with a market value equal to that required by the terms of the Company Subordinated Securities;

- impair the conversion rights, if any, of any holders;

- impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Company Subordinated Security, including any right of redemption at the option of the holder of that Company Subordinated Security, or impair any rights to the delivery of Capital Securities in exchange for any Company Subordinated Security or to require us to sell Capital Securities in a secondary offering or to require the delivery of common stock, Company Debt Securities or other property upon conversion of Company Subordinated Securities;

- reduce the above-stated percentage of Company Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the Company Subordinated Indenture, or reduce the percentage of Company Subordinated Securities of any series the holders of which are required to waive any past default or event of default; or

- modify the foregoing requirements.

The Company Subordinated Indenture permits us and the trustee to amend the Company Subordinated Indenture without the consent of the holders of Company Subordinated Securities in the event of the merger of J.P. Morgan Chase, the replacement of the trustee, to effect modifications which do not affect any outstanding series of Company Subordinated Securities and for certain other purposes.

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

- we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of Capital Securities) and premium, if any, and interest, if any, on the Company Subordinated Securities and the performance and observance of all the covenants and conditions of the Company Subordinated Indenture binding upon us; and

- we or the successor corporation shall not, immediately after the merger, consolidation, sale or conveyance, be in default in the performance of any such covenant or condition.

The principal terms of the Company Subordinated Securities issued and outstanding as of the date of this prospectus are set forth below. Unless otherwise indicated below, interest on each series listed below accrues at the annual rate indicated in the title of the series and is payable semiannually in arrears on the indicated interest payment dates to the registered holders on the preceding record date. Unless otherwise indicated below, Company Subordinated Securities of the series listed below are not redeemable prior to their stated maturity and are not subject to a sinking fund.

8 1/2% SUBORDINATED NOTES DUE 2002

- Principal amount of series: $200,000,000

- Maturity date: February 15, 2002

- Interest payment dates: February 15 and August 15

- Record dates: February 1 and August 1

- Issuance date: February 10, 1992

- Other terms: The happening of one or more of the following events will constitute an event of default:

          (1) default for 30 days in the payment of any installment of interest;

          (2) default in the payment, when due, of principal;

          (3) default, for 60 days after appropriate written notice, in the observance or performance of any of our other covenants or agreements with respect to this series; and

          (4) certain events of bankruptcy, insolvency and reorganization affecting us or the Bank.

8 5/8% SUBORDINATED DEBENTURES DUE 2002

- Principal amount of series: $150,000,000

- Maturity date: May 1, 2002

- Interest payment dates: May 1 and November 1

- Record dates: April 15 and October 15

- Issuance date: May 6, 1992

8 1/8% SUBORDINATED NOTES DUE JUNE 15, 2002

- Principal amount of series: $100,000,000

- Maturity date: June 15, 2002

- Interest payment dates: June 15 and December 15

- Record dates: June 1 and December 1

- Issuance date: June 23, 1992

7 5/8% SUBORDINATED NOTES DUE 2003

- Principal amount of series: $200,000,000

- Maturity date: January 15, 2003

- Interest payment dates: January 15 and July 15

- Record dates: January 1 and July 1

- Issuance date: January 22, 1993

7 1/8% SUBORDINATED DEBENTURES DUE 2005

- Principal amount of series: $200,000,000

- Maturity date: March 1, 2005

- Interest payment dates: March 1 and September 1

- Record dates: February 15 and August 15

- Issuance date: March 1, 1993

6 1/2% SUBORDINATED DEBENTURES DUE 2009

- Principal amount of series: $200,000,000

- Maturity date: January 15, 2009

- Interest payment dates: January 15 and July 15

- Record dates: January 1 and July 1

- Issuance date: January 25, 1994

7 7/8% SUBORDINATED DEBENTURES DUE 2006

- Principal amount of series: $150,000,000

- Maturity date: July 15, 2006

- Interest payment dates: January 15 and July 15

- Record dates: January 1 and July 1

- Issuance date: July 27, 1994

7 1/8% SUBORDINATED NOTES DUE 2007

- Principal amount of series: $300,000,000

- Maturity date: February 1, 2007

- Interest payment dates: February 1 and August 1

- Record dates: January 15 and July 15

- Issuance date: January 29, 1997

7 1/4% SUBORDINATED NOTES DUE 2007

- Principal amount of series: $300,000,000

- Maturity date: June 1, 2007

- Interest payment dates: June 1 and December 1

- Record dates: May 15 and November 15

- Issuance date: May 21, 1997

7 1/8% SUBORDINATED NOTES DUE 2009

- Principal amount of series: $250,000,000

- Maturity date: June 15, 2009

- Interest payment dates: June 15 and December 15

- Record dates: June 1 and December 1

- Issuance date: June 12, 1997

6 3/8% SUBORDINATED NOTES DUE 2008

- Principal amount of series: $200,000,000

- Maturity date: February 15, 2008

- Interest payment dates: February 15 and August 15

- Record dates: February 1 and August 1

- Issuance date: February 11, 1998

6 3/8% SUBORDINATED NOTES DUE APRIL 1, 2008

- Principal amount of series: $250,000,000

- Maturity date: April 1, 2008

- Interest payment dates: April 1 and October 1

- Record dates: March 15 and September 15

- Issuance date: April 7, 1998

6% SUBORDINATED NOTES DUE 2009

- Initial principal amount of series (subject to increase): $350,000,000

- Maturity date: February 15, 2009

- Interest payment dates: February 15 and August 15

- Record dates: February 1 and August 1

- Issuance date: February 23, 1999

7% SUBORDINATED NOTES DUE 2009

- Initial principal amount of series (subject to increase): $500,000,000

- Maturity date: November 15, 2009

- Interest payment dates: May 15 and November 15

- Record dates: May 1 and November 1

- Issuance date: November 22, 1999

7.875% SUBORDINATED NOTES DUE 2010

- Initial principal amount of series (subject to increase): $500,000,000

- Maturity date: June 15, 2010

- Interest payment dates: June 15 and December 15

- Record dates: June 1 and December 1

- Issuance date: June 9, 2010

SUBORDINATED MEDIUM-TERM NOTES, SERIES A

As of the date of this prospectus, $1,170,000,000 aggregate principal amount of Subordinated Medium-Term Notes, Series A (the "Subordinated Series A Notes") is or is scheduled to become issued and outstanding. In the table below we specify the following terms of those Subordinated Series A Notes:

     - Issuance date;
     - Principal amount;

     - Maturity date;
     - Interest rate and redemption dates, if any.

The Subordinated Series A Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Subordinated Series A Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

                               PRINCIPAL   MATURITY     INTEREST RATE/REDEMPTION
ISSUANCE DATE                    AMOUNT    DATE                  TERMS
-------------                  ---------   --------     ------------------------
April 5, 1995...............  $ 15,000,000 .........  April 5, 2005...............  10%; converts to LIBOR reset semiannually on April
                                                                                    5, 1999 but in no event
                                                                                    shall the rate be less than
                                                                                    3%

                               PRINCIPAL   MATURITY     INTEREST RATE/REDEMPTION
ISSUANCE DATE                    AMOUNT    DATE                  TERMS
-------------                  ---------   --------     ------------------------
May 24, 1995................  $ 15,000,000 .........  May 24, 2002................  7.11%; redeemable semi-
                                                                                    annually on or after May
                                                                                    24, 2000
May 25, 1995................    25,000,000 .........  May 25, 2007................  7.73%; redeemable semi-
                                                                                    annually on or after May
                                                                                    25, 2000
June 15, 1995...............    10,000,000 .........  June 15, 2010...............  7.25%; redeemable monthly on or after June 15, 2000
March 24, 1997..............   250,000,000 .........  March 24, 2027..............  Zero coupon; redeemable in whole only annually on or
                                                                                    after March 24, 2007 at
                                                                                    prices varying with the
                                                                                    redemption date.
March 24, 1997..............   100,000,000 .........  March 24, 2027..............  Zero coupon; redeemable in whole only annually on or
                                                                                    after March 24, 2007 at
                                                                                    prices varying with the
                                                                                    redemption date.
September 24, 1997..........   100,000,000 .........  September 15, 2006..........  6.75%
November 5, 1997............    20,000,000 .........  November 5, 2012............  7.00%; redeemable semi-
                                                                                    annually on or after
                                                                                    November 5, 2001
November 20, 1997...........    25,000,000 .........  November 20, 2017...........  7.00%; redeemable semi-
                                                                                    annually on or after
                                                                                    November 20, 2001
March 24, 1997..............   100,000,000 .........  March 24, 2027..............  Zero coupon; redeemable in whole only annually on or
                                                                                    after March 24, 2007 at
                                                                                    prices varying with the
                                                                                    redemption date.
September 24, 1997..........   100,000,000 .........  September 15, 2006..........  6.75%
November 5, 1997............    20,000,000 .........  November 5, 2012............  7.00%; redeemable semi-
                                                                                    annually on or after
                                                                                    November 5, 2001
November 20, 1997...........    25,000,000 .........  November 20, 2017...........  7.00%; redeemable semi-
                                                                                    annually on or after
                                                                                    November 20, 2001
July 30, 1999...............    25,000,000 .........  July 30, 2009...............  7.00%; redeemable in whole only quarterly on or after
                                                                                    July 30, 2002
August 20, 1999.............    55,000,000 .........  August 20, 2009.............  7.40%; redeemable in whole only semi-annually on or
                                                                                    after August 20, 2002
August 27, 1999.............    25,000,000 .........  August 27, 2009.............  7.55%; redeemable in whole only semi-annually on or
                                                                                    after August 27, 2002
August 27, 1999.............    40,000,000 .........  August 27, 2009.............  7.375%; redeemable in whole only semi-annually on or
                                                                                    after August 27, 2002
November 26, 1999...........    45,000,000 .........  November 26, 2014...........  7.50%; redeemable in whole only quarterly on or after
                                                                                    November 26, 2002
February 22, 2000...........    75,000,000 .........  February 22, 2010...........  8%; redeemable in whole or in part [semi-annually] on
                                                                                    or after February 22, 2003

                               PRINCIPAL   MATURITY     INTEREST RATE/REDEMPTION
ISSUANCE DATE                    AMOUNT    DATE                  TERMS
-------------                  ---------   --------     ------------------------
February 28, 2000...........  $ 25,000,000 .........  March 2, 2015...............  8.05%; redeemable in whole or in part semi-annually on
                                                                                    or after February 28, 2003
May 24, 2000................    25,000,000 .........  June 1, 2015................  8.15%; redeemable in whole only semi-annually on or
                                                                                    after June 1, 2003
August 18, 2000.............    50,000,000 .........  August 18, 2015.............  8.00%; redeemable in whole only semi-annually on or
                                                                                    after August 18, 2003

SUBORDINATED MEDIUM-TERM NOTES, SERIES B

As of the date of this prospectus, $177,250,000 aggregate principal amount of our Subordinated Medium-Term Notes, Series B (the "Subordinated Series B Notes") is issued and outstanding. In the table below we specify the following terms of those Subordinated Series B Notes:

     -  Issuance date;

     -  Principal amount;

     -  Maturity date;

     -  Interest rate and redemption dates, if any.

The Subordinated Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Subordinated Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

                               PRINCIPAL
       ISSUANCE DATE            AMOUNT                      MATURITY DATE                      RATE
       -------------           ---------                    -------------                      ----
March 31, 1995..............  $ 1,250,000 .........  August 30, 2004.............  Zero Coupon
April 7, 1995...............    3,000,000 .........  April 7, 2002...............  Zero Coupon
April 28, 1995..............    8,500,000 .........  May 15, 2005................  7.60%; redeemable monthly on or after May 15, 2000
May 5, 1995.................    8,000,000 .........  May 15, 2005................  7.60%; redeemable monthly on or after May 15, 2000
May 12, 1995................    4,750,000 .........  May 15, 2005................  7.60%; redeemable monthly on or after May 15, 2000
May 17, 1995................   25,000,000 .........  June 17, 2005...............  7.50%; redeemable monthly on or after May 17, 2000
May 19, 1995................    3,000,000 .........  June 15, 2005...............  7.25%; redeemable monthly on or after June 15, 2000
May 25, 1995................   50,000,000 .........  May 15, 2010................  7.50%; redeemable in whole only semi-annually on or
                                                                                   after May 15, 2000
May 26, 1995................    1,250,000 .........  June 15, 2005...............  7.15%; redeemable monthly on or after June 15, 2000
June 2, 1995................    2,500,000 .........  June 15, 2005...............  7.15%; redeemable monthly on or after June 15, 2000
June 30, 1995...............   15,000,000 .........  June 15, 2007...............  7.05%; redeemable semi-
                                                                                   annually on or after June
                                                                                   15, 2000
July 28, 1995...............   25,000,000 .........  July 15, 2010...............  7.58%; redeemable in whole only semi-annually on or
                                                                                   after July 15, 2000
August 1, 1995..............   15,000,000 .........  August 15, 2005.............  7.125%; redeemable monthly on or after August 15, 2000
August 25, 1995.............   15,000,000 .........  August 25, 2010.............  7.35%; redeemable monthly on or after August 25, 2000

INFORMATION CONCERNING THE TRUSTEES


J.P. Morgan Chase, Chase Bank and some of our other subsidiaries maintain deposits and conduct other banking transactions with the trustees under each of the Company Indentures in the ordinary course of business. U.S. Bank Trust National Association is also trustee under the Heritage Chase Subordinated Indenture and the Heritage JPM Indentures referred to under "Heritage J.P. Morgan Debt Securities" below and under our Indenture, dated as of November 10, 1996, as amended, with respect to our junior subordinated indebtedness supporting the capital securities of Heritage JPM Capital Trust I and Heritage JPM Capital Trust II (the "Heritage JPM Junior Subordinated Indenture"). Bankers Trust Company is also trustee under the Heritage Chase Senior Indenture referred to below.


                         HERITAGE CHASE DEBT SECURITIES

In connection with our merger with The Chase Manhattan Corporation ("heritage Chase"), we assumed the obligations of heritage Chase with respect to senior debt securities described below (the "Heritage Chase Senior Securities") and subordinated debt securities described below (the "Heritage Chase Subordinated Securities," and together with the Heritage Chase Senior Securities, the "Heritage Chase Debt Securities"). The following summary of the provisions of the Heritage Chase Debt Securities and the indentures under which they were issued (the "Heritage Chase Indentures") is not complete. You should refer to the Heritage Chase Indentures, copies of which are exhibits to the registration statement.

We have issued the Heritage Chase Senior Securities under an Indenture, dated as of July 1, 1986 (as amended, the "Heritage Chase Senior Indenture"), between us and Bankers Trust Company, as Trustee. We have issued the Heritage Chase Subordinated Securities under an Indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 (as amended, the "Heritage Chase Subordinated Indenture"), between us and U.S. Bank Trust National Association, as trustee.

HERITAGE CHASE SENIOR SECURITIES

The Heritage Chase Senior Securities are our direct, unsecured general obligations and constitute senior indebtedness having the same rank as our other senior indebtedness.

Limitation on Disposition of Voting Stock of Chase Bank. The Heritage Chase Senior Indenture contains a covenant by us that, so long as any Heritage Chase Senior Securities are outstanding, we will not create a security interest in more than 20% of the shares of voting stock of Chase Bank, or permit more than 20% of those shares (exclusive of directors' qualifying shares) to be held directly or indirectly other than by (1) us or (2) a corporation that is wholly-owned (except for directors' qualifying shares) by us.

Defaults and Waivers. The Heritage Chase Senior Indenture defines an event of default with respect to any series of Heritage Chase Senior Securities as any one or more of the following events:

          (1) default in the payment of interest on any Heritage Chase Senior Securities of that series for a period of 30 days;

          (2) default in the payment of the principal of (or premium, if any, on) any Heritage Chase Senior Securities of that series;

          (3) default in performance of any of our covenants or warranties contained in the Heritage Chase Senior Indenture for the benefit of Heritage Chase Senior Securities of that series for a period of 60 days after notice of the default or breach has been given to us;

          (4) certain events of bankruptcy, insolvency or reorganization of J.P. Morgan Chase; and

          (5) any other event of default specified with respect to the Heritage Chase Senior Securities of that series.

If an event of default occurs and is continuing with respect to the Heritage Chase Senior Securities of any series, the trustee or the holders of not less than 25% in principal amount of the Heritage Chase Senior Securities of that series then outstanding may declare the principal of the Heritage Chase Senior Securities of that series or, if the Heritage Chase Senior Securities of that series were issued as original issue discount Heritage Chase Senior Securities, a specified portion of that principal amount, to be due and payable immediately. Under specified conditions the holders of not less than a majority in principal amount of the Heritage Chase Senior Securities of that series may annul the declaration and waive past defaults.

The Heritage Chase Senior Indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Heritage Chase Senior Securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 30 days after the occurrence of a default in the performance of a covenant in the Heritage Chase Senior Indenture other than a covenant to make payment. The term "default" for the purposes of this provision means any event which is, or after notice or lapse of time or both would become, an event of default with respect to Heritage Chase Senior Securities of that series.

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the Heritage Chase Senior Indenture at the request or direction of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to that requirement for indemnity and other specified conditions, the holders of a majority in principal amount of the outstanding Heritage Chase Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the Heritage Chase Senior Securities of that series.

Modification of the Indenture. We and the trustee may modify the Heritage Chase Senior Indenture with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding Heritage Chase Senior Securities of each series affected by the modification. However, no such modification may, without the consent of the holder of each outstanding Heritage Chase Senior Security affected by the modification:

- change the stated maturity of the principal of, or any installment of principal of or interest on, any Heritage Chase Senior Security;

- reduce the principal amount of any Heritage Chase Senior Security or change the rate of interest or the method of calculation of interest that security, except as provided in the Heritage Chase Senior Indenture or in the Heritage Chase Senior Security, or any premium payable upon the redemption of that security;

- change any obligation of ours to pay additional amounts under the Heritage Chase Senior Indenture;

- reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity of that security;

- adversely affect the right of repayment, if any, at the option of the holder;

- change the currency in which any Heritage Chase Senior Security or any premium or any interest on that security is payable;

- impair the right to institute suit for the enforcement of any payment on any Heritage Chase Senior Security;

- reduce the percentage in principal amount of outstanding securities of any series the consent of whose holders is required for modification or amendment of or any waiver under the Heritage Chase Senior Indenture;

- change our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, or our obligation, if any, to maintain an office or agency outside the United States; or

- modify provisions of the Heritage Chase Senior Indenture requiring consent of specified percentages of holders, except to increase any such percentage.

We and the trustee may modify the Heritage Chase Senior Indenture without the consent of the holders of the Heritage Chase Senior Securities to evidence the merger of J.P. Morgan Chase or the replacement of the trustee or to make changes that do not become effective with respect to previously outstanding series and for certain other purposes.

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any of the Heritage Chase Senior Securities, consolidate with, merge into or transfer all or substantially all of our assets to any corporation organized and existing under the laws of the United States, any State or the District of Columbia, so long as the successor corporation assumes our obligations relating to the Heritage Chase Senior Securities and under the Heritage Chase Senior Indenture and no event of default has happened and is continu-ing after giving effect to the transaction and so long as other specified conditions are met.

The principal terms of the Heritage Chase Senior Securities issued and outstanding as of the date of this prospectus are set forth below. Interest on the below series accrues at the annual rate specified in the title of the series and is payable on the indicated interest payment dates to the registered holders on the preceding record date.

5 1/2% NOTES DUE 2001

- Principal amount of series: $200,000,000

- Maturity date: February 15, 2001

- Interest payment dates: February 15 and August 15

- Record dates: February 1 and August 1

- Redemption: Not redeemable prior to maturity and not subject to a sinking fund.

- Issuance date: February 12, 1996

HERITAGE CHASE SENIOR MEDIUM-TERM NOTES, SERIES B

As of the date of this prospectus, $200,000,000 aggregate principal amount of Heritage Chase Senior Medium-Term Notes, Series B (the "Heritage Chase Senior Series B Notes"), is issued and outstanding. In the table below we specify the following terms of those Heritage Chase Senior Series B Notes:

- Issuance date;

- Principal amount;

- Maturity date;

- Interest rate.

The Heritage Chase Senior Series B Notes are not subject to a sinking fund and are not redeemable prior to their stated maturity.

                                  PRINCIPAL
ISSUANCE DATE                      AMOUNT                            MATURITY DATE                    INTEREST RATE
-------------                     ---------                          -------------                    -------------
March 29, 1996.................  $50,000,000 ......................  March 29, 2006.................      6.85%
March 29, 1996.................   50,000,000 ......................  March 29, 2001.................      6.43%
March 29, 1996.................   25,000,000 ......................  March 29, 2001.................      6.45%
March 29, 1996.................   50,000,000 ......................  March 29, 2001.................      6.43%
March 29, 1996.................   25,000,000 ......................  March 29, 2001.................      6.50%

HERITAGE CHASE SENIOR MEDIUM-TERM NOTES, SERIES C

The only series of Heritage Chase Senior Medium-Term Notes, Series C (the "Heritage Chase Senior Series C Notes"), issued and outstanding as of the date of this prospectus is $25,000,000 aggregate principal amount of Heritage Chase Senior Series C Notes issued on March 29, 1996. Those Heritage Chase Senior Series C Notes bear interest at an annual rate of 6.50% and mature on March 29, 2001. They are not subject to a sinking fund and are not subject to redemption prior to maturity.

HERITAGE CHASE SUBORDINATED SECURITIES

The Heritage Chase Subordinated Securities are our direct, unsecured general obligations. Payment of the principal of the Heritage Chase Subordinated Securities is subject to acceleration only in the event of our bankruptcy, insolvency or reorganization.

Subordination. The Heritage Chase Subordinated Securities are subordinated, by their terms, to all of our obligations to our creditors, including Company Senior Indebtedness, Heritage JPM Senior Indebtedness (as defined below), Additional Senior Obligations and Derivative Obligations (as defined below), except obligations having the same rank as or ranking junior to the Heritage Chase Subordinated Securities (collectively, "Heritage Chase Senior Indebtedness").

We may not make any payment on the Heritage Chase Subordinated Securities, and no holder of Heritage Chase Subordinated Securities will be entitled to demand or receive any such payment unless we have paid in full all amounts of principal, premium, if any, and interest then due on all Heritage Chase Senior Indebtedness.


See "Company Debt Securities -- Company Subordinated Securities" for the amount of outstanding of Heritage Chase Senior Indebtedness (which is the same as the outstanding amount of Company Senior Indebtedness), as of the date of this prospectus. In addition, for information regarding the relationship among the subordination provisions governing our various series of subordinated Debt Securities, see "Relationship Among Subordination Provisions" below.

Limitation on Disposition of Voting Stock of Chase Bank. The Heritage Chase Subordinated Indenture contains a covenant for the exclusive benefit of the holders of Heritage Chase Subordinated Securities issued prior to October 1, 1992 that we will not create a security interest in more than 20% of the shares of the voting stock of Chase Bank or permit more than 20% of those shares, exclusive of directors' qualifying shares, to be held directly or indirectly other than by (1) us or (2) any corporation which is wholly-owned (except for directors' qualifying shares) by us.

Defaults and Waivers. The Heritage Chase Subordinated Indenture defines an event of default with respect to Heritage Chase Subordinated Securities of any series as certain events involving our bankruptcy, insolvency or reorganization and any other events established as events of default for any series of Heritage Chase Subordinated Securities.

If an event of default with respect to any outstanding series of Heritage Chase Subordinated Securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of that series may declare the principal amount, or, in the case of original issue discount Heritage Chase Subordinated Securities, a specified portion of the principal amount, of that series to be due and payable immediately in cash. Any right to enforce the payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature of the rights of the holders of the Heritage Chase Subordinated Securities of that series. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding Heritage Chase Subordinated Securities of that series may, under specified circumstances, annul the declaration.

The Heritage Chase Subordinated Indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series, to give the holders of that series notice of the default if not cured or waived. The trustee may withhold the notice if it in good faith determines that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold notice of a payment default. The trustee may not give the above notice until 30 days after the occurrence of a default in the performance of a covenant, other than a covenant to make payment. The term "default" for the purposes of this provision means any event that is, or after notice or lapse or time or both would become, an event of default with respect to a series of Heritage Chase Subordinated Securities.

Other than the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee is not obligated to exercise any of its rights or powers under the Heritage Chase Subordinated Indenture at the request or direction of any of the holders of the Heritage Chase Subordinated Securities of any series, unless those holders have offered the trustee reasonable indemnity. Subject to that requirement for indemnity, the holders of a majority in aggregate principal amount of the outstanding Heritage Chase Subordinated Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the Heritage Chase Subordinated Securities of that series.

We are required to file annually with the trustee a written statement of officers as to the existence or non-existence of defaults.

Modification of the Indenture. We and the trustee may modify the Heritage Chase Subordinated Indenture with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding Heritage Chase Subordinated Securities of each series affected by the modification. However, no such modification may, without the consent of the holder of each Heritage Chase Subordinated Security affected by the modification:

- change the fixed maturity of the principal of, or any installment of principal of or interest on, any Heritage Chase Subordinated Security;

- reduce the principal amount of any Heritage Chase Subordinated Security;

- change the rate or rates, or the method of ascertaining the rate or rates, of interest on any Heritage Chase Subordinated Security, except as provided in the Heritage Chase Subordinated Indenture or in the Heritage Chase Subordinated Securities, or any premium payable upon the redemption of any Heritage Chase Subordinated Security;

- reduce the portion of the principal amount of any original issue discount Heritage Chase Subordinated Security payable upon acceleration of the maturity thereof;

- change any place where, or the currency in which, the principal amount of, or any premium or interest on, any Heritage Chase Subordinated Security is payable;

- impair any right to institute suit for the enforcement of any right to receive payment, or, if applicable, to have delivered capital securities to be exchanged for a Heritage Chase Subordinated Security and to have those capital securities sold in a secondary offering to the extent provided in that Heritage Chase Subordinated Security and in the Heritage Chase Subordinated Indenture;

- modify the subordination provisions of the Heritage Chase Subordinated Indenture in a manner adverse to the holders;

- reduce the percentage in principal amount of outstanding Heritage Chase Subordinated Securities of the series required to approve any modification or alteration of, or any waiver under, the Heritage Chase Subordinated Indenture; or

- impair the right of any holder to receive on any exchange date capital securities with a market value equal to the amount established with respect to the series.

We and the trustee may modify the Heritage Chase Subordinated Indenture without the consent of the holders of the Heritage Chase Subordinated Securities to evidence the merger of J.P. Morgan Chase or the replacement of the trustee or to make changes that do not become effective with respect to previously outstanding series and for certain other purposes.

The principal terms of the Heritage Chase Subordinated Securities issued and outstanding as of the date of this prospectus are set forth below. Unless otherwise indicated below, interest on each series listed below accrues at the annual rate indicated in the title of the series and is payable semiannually in arrears on the interest payment dates indicated to the registered holders on the preceding record date indicated. Unless otherwise indicated below, the series listed below are not redeemable prior to their stated maturity and are not subject to a sinking fund.

9 3/8% SUBORDINATED NOTES DUE 2001

- Principal amount of series: $200,000,000

- Maturity date: July 1, 2001

- Interest payment dates: January 1 and July 1

- Record dates: June 15 and December 15

- Issuance date: July 13, 1989

9 3/4% SUBORDINATED NOTES DUE 2001

- Principal amount of series: $150,000,000

- Maturity date: November 1, 2001

- Interest payment dates: May 1 and November 1

- Record dates: April 15 and October 15

- Issuance date: November 13, 1991

7 1/2% SUBORDINATED NOTES DUE 2003

- Principal amount of series: $200,000,000

- Maturity date: February 1, 2003

- Interest payment dates: February 1 and August 1

- Record dates: January 15 and July 15

- Issuance date: February 2, 1993

FLOATING RATE SUBORDINATED NOTES DUE 2003

- Principal amount of series: $150,000,000

- Maturity date: July 15, 2003

- Interest rate: Floating rate reset quarterly based on an annual rate equal to the greater of (1) LIBOR plus 0.125% and (2) 4.35%, payable quarterly in arrears

- Interest payment dates: January 15, April 15, July 15 and October 15

- Record dates: January 1, April 1, July 1 and October 1

- Issuance date: July 15, 1993

FLOATING RATE SUBORDINATED NOTES DUE AUGUST 1, 2003

- Principal amount of series: $100,000,000

- Maturity date: August 1, 2003

- Interest rate: Floating rate reset quarterly based on an annual rate equal to the greater of (1) LIBOR and (2) 4.50%, payable quarterly in arrears

- Interest payment dates: February 1, May 1, August 1 and November 1

- Record dates: January 15, April 15, July 15 and October 15

- Issuance date: August 5, 1993

6 1/2% SUBORDINATED NOTES DUE 2005

- Principal amount of series: $200,000,000

- Maturity date: August 1, 2005

- Interest payment dates: February 1 and August 1

- Record dates: January 15 and July 15

- Issuance date: July 27, 1993

6 3/4% SUBORDINATED NOTES DUE 2008

- Principal amount of series: $200,000,000

- Maturity date: August 15, 2008

- Interest payment dates: February 15 and August 15

- Record dates: August 1 and February 1
- Issuance date: August 17, 1993

6 1/8% SUBORDINATED NOTES DUE 2008

- Principal amount of series: $100,000,000

- Maturity date: October 15, 2008

- Interest payment dates: April 15 and October 15

- Record dates: April 1 and October 1

- Issuance date: October 18, 1993

6 1/2% SUBORDINATED NOTES DUE 2009

- Principal amount of series: $150,000,000

- Maturity date: January 15, 2009

- Interest payment dates: January 15 and July 15
- Record dates: January 1 and July 1

- Issuance date: January 24, 1994

6 1/4% SUBORDINATED NOTES DUE 2006

- Principal amount of series: $200,000,000

- Maturity date: January 15, 2006

- Interest payment dates: January 15 and July 15

- Record dates: January 1 and July 1

- Issuance date: January 19, 1996

SUBORDINATED MEDIUM-TERM NOTES, SERIES B

As of the date of this prospectus, $75,000,000 aggregate principal amount of Heritage Chase Subordinated Medium-Term Notes, Series B (the "Heritage Chase Subordinated Series B Notes"), is issued and outstanding. In the table below we specify the following terms of those Heritage Chase Subordinated Series B Notes:

     - Issuance date;

     - Principal amount;

     - Maturity date;

     - Interest rate and redemption dates, if any.

The Heritage Chase Subordinated Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, the Heritage Chase Subordinated Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

                                  PRINCIPAL
         ISSUANCE DATE             AMOUNT                        MATURITY DATE            INTEREST RATE/REDEMPTION TERMS
         -------------            ---------                      -------------            ------------------------------
May 25, 1995...................  $25,000,000 .........  May 15, 2010...................   7.625%; redeemable semi-
                                                                                          annually on or after May 15,
                                                                                          2000
July 19, 1995..................  $25,000,000 .........  July 15, 2010..................   7.20%; redeemable semi-
                                                                                          annually on or after July 15,
                                                                                          1996
February 15, 1996..............  $25,000,000 .........  February 15, 2011..............   6.60%; redeemable semi-
                                                                                          annually on or after February
                                                                                          15, 2000

INFORMATION CONCERNING THE TRUSTEES

We, Chase Bank and some of our other subsidiaries maintain deposits and conduct other banking transactions with the trustees under each of the Heritage Chase Indentures in the ordinary course of business. U.S. Bank Trust National Association is also trustee under the Company Subordinated Indenture, the Heritage JPM Indentures referred to below and under the Heritage JPM Junior Subordinated Indenture. Bankers Trust Company is also trustee under the Company Senior Indenture.


                      HERITAGE J.P. MORGAN DEBT SECURITIES


In connection with our merger with J.P. Morgan, we assumed the obligations of J.P. Morgan with respect to senior debt securities described below (the "Heritage JPM Senior Securities") and subordinated securities described below (the "Heritage JPM Subordinated Securities", and together with the Heritage JPM Senior Securities, the "Heritage JPM Debt Securities"). The following summary of the provisions of the Heritage JPM Debt Securities and the indentures under which they were issued (the "Heritage JPM Indentures") is not complete. You should refer to the Heritage JPM Indentures, copies of which are exhibits to the registration statement.

We have issued the Heritage JPM Senior Securities under an Indenture, dated as of August 15, 1982 (as amended, the "Heritage JPM Senior Indenture"), between us and U.S. Bank Trust National Association, as trustee.

We have issued the Heritage JPM Subordinated Securities under two indentures. We refer to the Heritage JPM Subordinated Securities issued under the Indenture, dated as of December 1, 1986 (as amended, the "Heritage JPM 1986 Subordinated Indenture"), between us and U.S. Bank Trust National Association, as trustee, as the "Heritage JPM 1986 Subordinated Indenture Securities." We refer to the Heritage JPM Subordinated Securities issued under the Indenture, dated as of March 1, 1993 (as amended, the "Heritage JPM 1993 Subordinated Indenture"), between us and U.S. Bank Trust National Association, as trustee, as the "Heritage JPM 1993 Subordinated Indenture Securities."

HERITAGE JPM SENIOR SECURITIES


The Heritage JPM Senior Securities are our direct, unsecured obligations. The Heritage JPM Senior Securities constitute Heritage JPM Senior Indebtedness, as defined below, under the Heritage JPM 1986 Subordinated Indenture and the Heritage JPM 1993 Subordinated Indenture and have the same rank as our other senior indebtedness. For a definition of Heritage JPM Senior Indebtedness, see "Heritage J.P. Morgan Debt Securities -- Heritage JPM 1986 Subordinated Indenture Securities -- Subordination" below.


Defaults and Waivers. The Heritage JPM Senior Indenture defines an event of default with respect to any series of Heritage JPM Senior Securities as any one or more of the following events:

          (1) default for 30 days in payment of any interest;

          (2) default in payment of principal or premium or any sinking fund installment when due, either at maturity, upon redemption, by declaration or otherwise;

          (3) default in the performance of any other covenant or warranty contained in the Heritage JPM Senior Indenture which has not been remedied for a period of 90 days after notice given as specified in the Heritage JPM Senior Indenture; and

          (4) certain events of bankruptcy, insolvency or reorganization of J.P. Morgan Chase.

If an event of default as described in clause (1), (2) or (3) above occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the Heritage JPM Senior Securities of the affected series then outstanding, with each series voting as a separate class in the case of an event of default described in clause (1) or (2) above or together as a single class in the case of clause (3) above, may declare the principal of all outstanding Heritage JPM Senior Securities of the affected series and the interest accrued on those securities, if any, to be due and payable immediately. If an Event of Default described in clause (4) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of all Heritage JPM Senior Securities then outstanding may declare the principal then outstanding and the interest accrued thereon, if any, to be due and payable immediately. Under specified conditions, the holders of a majority in principal amount of the applicable series may annul the declaration and waive past defaults, except for defaults in the payment of principal or premium or interest, if any.

The Heritage JPM Senior Indenture requires the trustee to give the holders of any series notice of all defaults known to it within 90 days after the occurrence of the default. The trustee may withhold notice of any default, except a default in payment of principal of or interest or premium, if any, on the Heritage JPM Senior Securities, if the appropriate representative of the trustee determines that the withholding of the notice is in the interest of the holders of the series of Heritage JPM Senior Securities.

The holders of a majority in principal amount of the outstanding Heritage JPM Senior Securities of each series affected, with each series voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or any power conferred upon the trustee with respect to that series, subject to limitations specified in the Heritage JPM Senior Indenture. However, subject to its duty to act with the required standard of care during a default, the trustee is under no obligation to exercise any of the powers vested in it at the request of the holders of the Heritage JPM Senior Securities unless those holders have offered the trustee reasonable indemnity against expenses and liabilities.

Each year we must deliver to the trustee a written statement as to the absence of defaults under the Heritage JPM Senior Indenture.

Modification of the Indenture. We and the trustee may modify the Heritage JPM Senior Indenture or any supplemental indenture or the rights of the holders of the Heritage JPM Senior Securities with the consent of holders of not less than 66 2/3% in principal amount of the outstanding Heritage JPM Senior Securities of all series affected by the modification, voting as one class. However, no such modification may, without the consent of each holder affected:

- extend the final maturity of any Heritage JPM Senior Security;

- reduce the principal amount of any Heritage JPM Senior Security;

- change the method in which the amounts of principal or interest are determined;

- reduce the rate or extend the time of payment of interest on any Heritage JPM Senior Security;

- change the currency or currency unit of payment of any Heritage JPM Senior Security;

- reduce any amount payable upon redemption of any Heritage JPM Senior Security;

- reduce the portion of the principal amount of an original issue discount Heritage JPM Senior Security due upon acceleration of maturity or provable in bankruptcy;

- impair or affect the right of a holder to institute suit for the payment of any Heritage JPM Senior Security, or, if applicable, any right of repayment at the option of the holder; or

- reduce the percentage of Heritage JPM Senior Securities of any series the consent of the holders of which is required for any supplemental indenture.

We and the trustee may modify the Heritage JPM Senior Indenture without the consent of the holders of the Heritage JPM Senior Securities to evidence the merger of J.P. Morgan Chase or the replacement of the trustee and for other specified purposes.

Consolidations, Mergers and Sales of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets, unless:

- either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States or any state and expressly assumes the payment of the principal of and interest on the Heritage JPM Senior Securities and the performance and observance of all the covenants and conditions of the Heritage JPM Senior Indenture binding upon us, and

- J.P. Morgan Chase or the successor corporation, as applicable, is not, immediately after the merger, consolidation, sale or conveyance, in default in the performance of any covenant or condition of the Heritage JPM Senior Indenture.

The principal terms of the Heritage JPM Senior Securities issued and outstanding as of the date of this prospectus are set forth below.

5.75% NOTES DUE FEBRUARY 25, 2004

- Principal amount of series: $1,000,000,000

- Maturity date: February 25, 2004

- Interest payment dates: February 25 and August 25

- Record dates: The fifteenth calendar day prior to the interest payment dates

- Issuance date: February 25, 1999

HERITAGE JPM SENIOR MEDIUM-TERM NOTES, SERIES A

As of the date of this prospectus, $5,196,055,000 aggregate principal amount of Senior Medium-Term Notes, Series A, originally issued by J.P. Morgan (the "Heritage JPM Senior Medium-Term Notes") is issued and outstanding. In the table below we specify the following terms of those Heritage JPM Senior Medium-Term
Notes:

- Issuance date;

- Principal amount;

- Maturity date;
- Interest rate;

The Heritage JPM Senior Medium-Term Notes are not subject to a sinking fund. Unless otherwise indicated below, the Heritage JPM Senior Medium-Term Notes are not redeemable prior to their stated maturity. Unless otherwise indicated below, Heritage JPM Senior Medium-Term Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

ISSUANCE DATE            PRINCIPAL AMOUNT        MATURITY DATE                INTEREST RATE/REDEMPTION TERMS
-------------            ----------------        -------------                ------------------------------
March 15, 1996.........   $   30,000,000    March 15, 2006.........  LIBOR Telerate reset quarterly + 0.40%;
                                                                     redeemable in whole only quarterly
March 15, 1996.........       25,000,000    March 15, 2001.........  6.25%
April 1, 1996..........       25,000,000    April 1, 2006..........  LIBOR Telerate reset quarterly + 0.42%;
                                                                     redeemable in whole only quarterly
April 12, 1996.........       15,000,000    April 12, 2006.........  LIBOR Telerate reset quarterly + 0.40%;
                                                                     redeemable in whole only quarterly
June 5, 1996...........        5,000,000    June 5, 2006...........  LIBOR Telerate reset quarterly + 0.50%;
June 5, 1996...........       10,000,000    June 5, 2003...........  LIBOR Telerate reset quarterly + 0.50%
June 21, 1996..........       15,000,000    June 21, 2006..........  LIBOR Telerate reset quarterly + 0.45%
July 5, 1996...........        5,000,000    July 5, 2006...........  LIBOR Telerate reset quarterly + 0.50%
July 10, 1996..........        5,000,000    July 10, 2006..........  LIBOR Telerate reset quarterly + 0.50%;
                                                                     redeemable in whole only quarterly
August 16, 1996........        5,000,000    August 18, 2006........  LIBOR Telerate reset quarterly + 0.50%; subject to a maximum rate of 9.25%
August 12, 1996........       25,000,000    August 12, 2003........  LIBOR Telerate reset quarterly + 1.50%;
                                                                     redeemable in whole only quarterly
December 16, 1996......        5,000,000    December 16, 2006......  LIBOR Telerate reset quarterly + 0.40%;
                                                                     redeemable in whole only quarterly
December 16, 1996......        5,000,000    December 16, 2006......  LIBOR Telerate reset quarterly + 0.45%;
                                                                     redeemable in whole only quarterly
December 20, 1996......       10,000,000    December 20, 2006......  LIBOR Telerate reset quarterly + 0.33%;
                                                                     redeemable in whole only quarterly
January 8, 1997........        5,000,000    January 8, 2007........  LIBOR Telerate reset + 0.50%; redeemable in whole only quarterly
January 29, 1997.......       12,000,000    January 29, 2007.......  LIBOR Telerate reset quarterly + 0.80%;
                                                                     redeemable in whole only quarterly
February 26, 1997......        5,000,000    February 26, 2007......  LIBOR Telerate reset quarterly + 0.50%;
                                                                     redeemable in whole only quarterly
February 26, 1997......        5,000,000    February 26, 2007......  LIBOR Telerate reset + 0.50%; redeemable in whole only quarterly
April 16, 1997.........       10,000,000    April 16, 2012.........  7.75%; redeemable in whole only quarterly
May 15, 1997...........        5,000,000    May 15, 2007...........  LIBOR Telerate reset quarterly + 0.50%;
                                                                     redeemable in whole only quarterly
May 21, 1997...........        5,000,000    May 21, 2002...........  LIBOR Telerate reset + 0.85% for one year; 7.50%
                                                                     thereafter; redeemable in whole only quarterly
May 21, 1997...........       10,000,000    May 21, 2007...........  LIBOR Telerate reset quarterly + 0.60%;
                                                                     redeemable in whole only quarterly

ISSUANCE DATE            PRINCIPAL AMOUNT        MATURITY DATE                INTEREST RATE/REDEMPTION TERMS
-------------            ----------------        -------------                ------------------------------
June 27, 1997..........   $   22,500,000    July 1, 2027...........  10-year CMT -- 0.060% from July 1, 1997 to July
                                                                     1, 2007; LIBOR Telerate reset quarterly minus
                                                                     0.30% to maturity; redeemable on July 1 once
                                                                     every three years on or after July 1, 2007 at
                                                                     prices varying with the redemption date
August 12, 1997........       25,000,000    August 13, 2007........  LIBOR Telerate reset quarterly + 1.80% for each day that LIBOR is less than 9.0%; redeemable in
                                                                     whole only quarterly
August 13, 1997........       25,000,000    August 13, 2007........  LIBOR Telerate reset quarterly + 0.55%; maximum rate of 8.25%; redeemable in whole only
                                                                     quarterly
August 20, 1997........        6,000,000    August 20, 2012........  7.126%; redeemable in whole only on August 20,
                                                                     2002
September 24, 1997.....       20,000,000    September 24, 2007.....  LIBOR Telerate reset quarterly + 0.50%; maximum rate of 8.50%; redeemable in whole only
                                                                     quarterly
September 26, 1997.....        5,000,000    September 27, 2002.....  LIBOR Telerate reset + 0.20% for two years; 7%
                                                                     thereafter
October 6, 1997........       13,000,000    October 5, 2007........  LIBOR Telerate reset quarterly + 0.50%; maximum rate of 8%
February 12, 1998......      250,000,000    February 12, 2001......  LIBOR Telerate reset quarterly minus 0.05%
April 27, 1998.........      100,000,000    April 27, 2001.........  Federal Funds Rate reset daily + 0.2375%
April 27, 1998.........       50,000,000    April 27, 2001.........  LIBOR Telerate reset monthly
May 22, 1998...........        5,000,000    May 22, 2001...........  5.95%
January 14, 1999.......       75,000,000    January 14, 2002.......  LIBOR Telerate reset quarterly + 0.15%
January 28, 1999.......      100,000,000    January 28, 2002.......  LIBOR Telerate reset quarterly + 0.20%
February 8, 1999.......      200,000,000    February 8, 2001.......  LIBOR Telerate reset quarterly + 0.16%
March 16, 1999.........       60,000,000    March 14, 2001.........  LIBOR Telerate reset quarterly + 0.05%
March 31, 1999.........       10,000,000    April 1, 2004..........  LIBOR Telerate reset monthly + 0.15%
May 4, 1999............       50,000,000    May 4, 2001............  Federal Funds reset daily + 0.25%
May 19, 1999...........       30,000,000    May 18, 2001...........  LIBOR Telerate reset quarterly + 0.05%
June 18, 1999..........      125,000,000    June 18, 2001..........  LIBOR Telerate reset monthly + 0.125%
June 25, 1999..........       62,000,000    June 25, 2001..........  LIBOR Telerate reset monthly + 0.15%
July 27, 1999..........       78,555,000    July 6, 2001...........  5.75%; redeemable upon certain events involving
                                                                     U.S. tax treatment
January 11, 2000.......      100,000,000    January 11, 2002.......  LIBOR Telerate reset quarterly + 0.08%
January 25, 2000.......       50,000,000    January 25, 2002.......  LIBOR Telerate reset quarterly + 0.08%
January 28, 2000.......      234,000,000    January 28, 2002.......  LIBOR Telerate reset quarterly + 0.08%
February 1, 2000.......       25,000,000    February 1, 2002.......  LIBOR Telerate reset monthly + 0.11%
February 23, 2000......       38,000,000    February 23, 2001......  6.80%
March 6, 2000..........      405,000,000    March 6, 2001..........  Prime Rate minus 2.84%
March 15, 2000.........    2,500,000,000    March 16, 2001.........  LIBOR Telerate reset monthly minus 0.01%
June 5, 2000...........      285,000,000    June 6, 2001...........  LIBOR Telerate reset monthly minus 0.03%
July 12, 2000..........        5,000,000    July 12, 2005..........  7.290%

HERITAGE JPM 1986 SUBORDINATED INDENTURE SECURITIES

The Heritage JPM 1986 Subordinated Indenture Securities are our direct, unsecured general obligations and are subordinated as described under "Subordination" below.

The Heritage JPM 1986 Subordinated Indenture Securities are subject to acceleration only upon our bankruptcy, insolvency or reorganization.

Subordination. The Heritage JPM 1986 Subordinated Indenture Securities are subordinate and junior in right of payment as provided in the Heritage JPM 1986 Subordinated Indenture to all our "Heritage JPM Senior Indebtedness," as defined below. We may not make payment on any Heritage JPM 1986 Subordinated Indenture Securities, and no holder of the Heritage JPM 1986 Subordinated Indenture Securities or any related coupon will be entitled to demand or receive any such payment:

- unless we have paid or duly provided for all amounts of principal, premium, if any, and interest then due on all Heritage JPM Senior Indebtedness; or

- if, at the time of or immediately after giving effect to that payment there exists:

     - any event of default on any Heritage JPM Senior Indebtedness permitting the holders of that Heritage JPM Senior Indebtedness to accelerate its maturity thereof; or

     - any event which, with notice or lapse of time, or both, will become such an event of default.

Upon any distribution of assets upon our dissolution, winding up, liquidation or reorganization the holders of Heritage JPM Senior Indebtedness will be entitled to receive payment in full of all principal, premium, if any, and interest before we may make any payment on the Heritage JPM 1986 Subordinated Indenture Securities. The subordination provisions do not prevent the occurrence of any event of default in respect of the Heritage JPM 1986 Subordinated Indenture Securities, as described below.

"Heritage JPM Senior Indebtedness" means the principal of, premium, if any, and interest on (a) all of our indebtedness for money borrowed, whether outstanding on the date of execution of the Heritage JPM 1986 Subordinated Indenture or thereafter created, assumed or incurred and (b) any deferrals, renewals or extensions of any Heritage JPM Senior Indebtedness. Heritage JPM Senior Indebtedness does not include:

- the Heritage JPM Subordinated Securities;

- the Company Subordinated Securities;

- the Heritage Chase Subordinated Securities; and

- indebtedness that is by its terms expressly stated to be not superior in right of payment to the Heritage JPM 1986 Subordinated Indenture Securities or to have the same rank as the Heritage JPM 1986 Subordinated Indenture Securities, which we refer to in this prospectus as "Other Subordinated Indebtedness".


See "Company Debt Securities -- Company Subordinated Securities" for the amount of outstanding Heritage JPM Senior Indebtedness, which is the same as the outstanding amount of Company Senior Indebtedness, as of the date of this prospectus. In addition, for information regarding the relationship among the subordination provisions governing our various series of subordinated Debt Securities, see "Relationship Among Subordination Provisions" below.


Defaults and Waivers. As to any series of Heritage JPM 1986 Subordinated Indenture Securities, the Heritage JPM 1986 Subordinated Indenture defines an event of default as:

          (1) default for 30 days in payment of any interest on the Heritage JPM 1986 Subordinated Indenture Securities of that series;

          (2) default in payment of principal of or premium, if any, on the Heritage JPM 1986 Subordinated Indenture Securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

          (3) default in the payment of a sinking fund installment, if any, on the Heritage JPM 1986 Subordinated Indenture Securities of that series;

          (4) default by us in the performance of any other covenant or warranty contained in the Heritage JPM 1986 Subordinated Indenture for the benefit of that series that has not been remedied for a period of 90 days after notice given as specified in the Heritage JPM 1986 Subordinated Indenture; or

          (5) certain events of bankruptcy, insolvency and reorganization of J.P. Morgan Chase.

If an event of default described in clause (5) above occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of all Heritage JPM 1986 Subordinated Indenture Securities then outstanding, voting as one class, by notice in writing to us, and to the trustee if given by the holders of Heritage JPM 1986 Subordinated Indenture Securities, may declare the entire principal or, in the case of original issue discount Heritage JPM 1986 Subordinated Indenture Securities, a specified portion of the principal, of all Heritage JPM 1986 Subordinated Indenture Securities then outstanding and the interest accrued on those securities, if any, to be due and payable immediately. Under specified conditions, the holders of a majority in principal amount of all Heritage JPM 1986 Subordinated Indenture Securities then outstanding may annul the declaration and waive past defaults, except for defaults in the payment of principal of or interest or premium, if any.

The Heritage JPM 1986 Subordinated Indenture requires the trustee to give the holders of any series of Heritage JPM 1986 Subordinated Indenture Securities notice of all defaults known to it within 90 days after the occurrence of the default. The Heritage JPM 1986 Subordinated Indenture provides that the trustee may withhold notice to the holders of Heritage JPM 1986 Subordinated Indenture Securities of any series of any default, except default in payment of principal of or interest or premium, if any, on those Heritage JPM 1986 Subordinated Indenture Securities or in the making of any sinking fund payment with respect to those Heritage JPM 1986 Subordinated Indenture Securities, if the appropriate representative of the trustee determines that the withholding of the notice is in the interest of the holders of the series of Heritage JPM 1986 Subordinated Indenture Securities.

The holders of a majority in principal amount of the outstanding Heritage JPM 1986 Subordinated Indenture Securities of each series affected, with each series voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or any power conferred upon the trustee with respect to that series, subject to limitations specified in the Heritage JPM 1986 Subordinated Indenture. However, subject to its duty to act with the required standard of care during a default, the trustee is under no obligation to exercise any of the powers vested in it at the request of the holders of the Heritage JPM 1986 Subordinated Indenture Securities unless those holders have offered the trustee reasonable indemnity against expenses and liabilities.

Each year we must deliver to the trustee a written statement as to the absence of defaults under the Heritage JPM 1986 Subordinated Indenture.

Modification of the Indenture. We and the trustee may modify the Heritage JPM 1986 Subordinated Indenture or any supplemental indenture or the rights of the holders of the Heritage JPM Subordinated Indenture Securities with the consent of the holders of not less than a majority in principal amount of the outstanding Heritage JPM 1986 Subordinated Indenture Securities of all series affected by the modification, voting as one class. However, no such modification may, without the consent of each holder affected:

- extend the final maturity of any Heritage JPM 1986 Subordinated Indenture Security;

- reduce the principal amount of any Heritage JPM 1986 Subordinated Indenture Security;

- change the method in which the amounts of principal or interest are determined;

- reduce the rate or extend the time of payment of interest on any Heritage JPM 1986 Subordinated Indenture Security;

- change the currency or currency unit of payment of any Heritage JPM 1986 Subordinated Indenture Security;

- reduce any amount payable upon redemption of any Heritage JPM 1986 Subordinated Indenture Security;

- reduce the portion of the principal amount of an original issue discount Heritage JPM 1986 Subordinated Indenture Security due upon acceleration of maturity or provable in bankruptcy;

- impair or affect the right of a holder to institute suit for the payment of any Heritage JPM 1986 Subordinated Indenture Security, or, if applicable, any right of repayment at the option of the holder; or

- reduce the percentage of Heritage JPM 1986 Subordinated Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture.

We and the trustee may modify the Heritage JPM 1986 Subordinated Indenture without the consent of the holders of Heritage JPM 1986 Subordinated Indenture Securities to evidence the merger of J.P. Morgan Chase or the replacement of the trustee and for other specified purposes.

Consolidations, Mergers and Sales of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets, unless:

- either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States or any state and expressly assumes the payment of the principal of and interest on the Heritage JPM 1986 Subordinated Indenture Securities and the performance and observance of all the cove-nants and conditions of the Heritage JPM 1986 Subordinated Indenture binding upon us; and

- J.P. Morgan Chase or the successor corporation, as applicable, is not, immediately after the merger, consolidation, sale or conveyance, in default in the performance of any covenant or condition of the Heritage JPM 1986 Subordinated Indenture.

The principal terms of the Heritage JPM 1986 Subordinated Indenture Securities issued and outstanding as of the date of this prospectus are set forth below. Interest on the below series accrues at the annual rate indicated in the title of the series and is payable in arrears on the indicated payment dates to the registered holders on the preceding record date. Unless otherwise indicated below, the Heritage JPM 1986 Indenture Securities listed below are not redeemable prior to their stated maturity and are not subject to a sinking fund.

7 1/4% SUBORDINATED NOTES DUE JANUARY 15, 2002

- Principal amount of series: $200,000,000

- Maturity date: January 15, 2002

- Interest payment dates: January 15 and July 15

- Record dates: January 1 and July 1

- Issuance date: January 16, 1992

8 1/2% SUBORDINATED NOTES DUE AUGUST 15, 2003

- Principal amount of series: $150,000,000

- Maturity date: August 15, 2003

- Interest payment dates: February 15 and August 15

- Record dates: February 1 and August 1

- Issuance date: August 8, 1991

HERITAGE JPM 1993 SUBORDINATED INDENTURE

The Heritage JPM 1993 Subordinated Indenture Securities are our direct, unsecured general obligations and are subordinated as described under "Subordination" below.

The Heritage JPM 1993 Subordinated Indenture Securities are subject to acceleration only upon our bankruptcy or reorganization.

Subordination. The Heritage JPM 1993 Subordinated Indenture Securities are subordinate and junior in right of payment as provided in the Heritage JPM 1993 Subordinated Indenture to all our Heritage JPM Senior Indebtedness, whether outstanding as of the date of the Heritage JPM 1993 Subordinated Indenture or thereafter incurred. We may not make any payment on the Heritage JPM 1993 Subordinated Indenture Securities, and no holder of the Heritage JPM 1993 Subordinated Indenture Securities or any related coupon will be entitled to demand or receive any such payment:

- unless we have paid or duly provided for all amounts of principal, premium, if any, and interest then due on all Heritage JPM Senior Indebtedness; or

- if, at the time of or immediately after giving effect to that payment there exists:

     - any event of default on any Heritage JPM Senior Indebtedness permitting the holders of that Heritage JPM Senior Indebtedness to accelerate its maturity; or

     - any event which, with notice or lapse of time, or both, will become such an event of default.

Upon any distribution of assets upon our dissolution, winding up, liquidation or reorganization:

- the holders of Heritage JPM Senior Indebtedness will be entitled to receive payment in full of principal, premium, if any, and interest before we may make any payment on the Heritage JPM 1993 Subordinated Indenture Securities; and

- if, after giving effect to the operation of the preceding clause, amounts remain available for payment or distribution on the Heritage JPM 1993 Subordinated Indenture Securities and creditors in respect of Derivative Obligations have not received payment in full of amounts due or to become due on those Derivative Obligations, then we must apply those remaining amounts first to pay or provide for the payment in full of all Derivative Obligations before we may make any payment on the Heritage JPM 1993 Subordinated Indenture Securities.

"Derivative Obligations" are defined in the Heritage JPM 1993 Subordinated Indenture as obligations of J.P. Morgan Chase to make payments on claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, Derivative Obligations do not include claims in respect of Heritage JPM Senior Indebtedness or obligations that, by their terms, are expressly stated not to be superior in right of payment to the Heritage JPM 1993 Subordinated Indenture Securities or to have the same rank as the Heritage JPM 1993 Subordinated Indenture Securities. For purposes of this definition, "claim" has the meaning assigned in Section 101(4) of the United States Bankruptcy Code in effect on the date of the Heritage JPM 1993 Subordinated Indenture.


See "Company Debt Securities -- Company Subordinated Securities" for the outstanding amount of Heritage JPM Senior Indebtedness (which is the same as the outstanding amount of Company Senior Indebtedness), as of the date of this prospectus. In addition, for information regarding the relationship among the subordination provisions governing our various series of subordinated indebtedness, see "Relationship Among Subordination Provisions" below.


Defaults and Waivers. As to any series of Heritage JPM 1993 Subordinated Indenture Securities, the Heritage JPM 1993 Subordinated Indenture defines an event of default as:

          (1) default for 30 days in payment of any interest on the Heritage JPM 1993 Subordinated Indenture Securities of that series;

          (2) default in payment of principal of or premium, if any, on the Heritage JPM 1993 Subordinated Indenture Securities of that series when due, either at maturity, upon redemption, by declaration or otherwise;

          (3) default in the payment of a sinking fund installment, if any, on the Heritage JPM 1993 Subordinated Indenture Securities of that series;

          (4) default in the performance of any other covenant or warranty contained in the Heritage JPM 1993 Subordinated Indenture for the benefit of that series that has not been remedied for a period of 90 days after notice given as specified in the Heritage JPM 1993 Subordinated Indenture; or

          (5) certain events of bankruptcy or reorganization of J.P. Morgan
     Chase.

If an event of default described in clause (5) above occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of all Heritage JPM 1993 Subordinated Indenture Securities then outstanding, voting as one class, by notice given to us, and to the trustee if given by the holders of Heritage JPM 1993 Subordinated Indenture Securities, may declare the principal or, in the case of original issue discount Heritage JPM 1993 Subordinated Indenture Securities, a specified portion of principal, of all Heritage JPM 1993 Subordinated Indenture Securities then outstanding and the interest accrued on those securities, if any, to be due and payable immediately. Under specified conditions, the holders of a majority in principal amount of all Heritage JPM 1993 Subordinated Indenture Securities may annul the declaration and waive past defaults, except for defaults in the payment of principal, or interest or premium, if any.

The Heritage JPM 1993 Subordinated Indenture requires the trustee to give the holders of any series of Heritage JPM 1993 Subordinated Indenture Securities notice of all defaults known to it within 90 days after the occurrence of the default. The Heritage JPM 1993 Subordinated Indenture provides that the trustee may withhold notice to the holders of Heritage JPM 1993 Subordinated Indenture Securities of any series of any default, except default in payment of principal of or interest or premium, if any, on those Heritage JPM 1993 Subordinated Indenture Securities or in the making of any sinking fund payment with respect to such Heritage JPM 1993 Subordinated Indenture Securities, if the appropriate representative of the trustee determines that the withholding of the notice is in the interest of the holders of the series of Heritage JPM 1993 Subordinated Indenture Securities.

The holders of a majority in principal amount of the outstanding Heritage JPM 1993 Subordinated Indenture Securities of each series affected, with each series voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or any power conferred upon the trustee with respect to that series, subject to limitations specified in the Heritage JPM 1993 Subordinated Indenture. However, subject to its duty to act with the required standard of care during a default, the trustee is under no obligation to exercise any of the powers vested in it at the request of the holders of the Heritage JPM 1993 Subordinated Indenture Securities unless the holders have offered to the trustee reasonable indemnity against expenses and liabilities.

Each year we must deliver to the trustee a written statement as to the absence of defaults under the Heritage JPM 1993 Subordinated Indenture.

Modification of the Indenture. We and the trustee may modify the Heritage JPM 1993 Subordinated Indenture or any supplemental indenture or the rights of the holders of the Heritage JPM 1993 Subordinated Indenture Securities, with the consent of the holders of not less than a majority in principal amount of the Heritage JPM 1993 Subordinated Indenture Securities of all series affected by the modification, voting as one class. However no such modification may, without the consent of each holder affected:

- extend the final maturity of any Heritage JPM 1993 Subordinated Indenture Security;

- reduce the principal amount of any Heritage JPM 1993 Subordinated Indenture Security;

- reduce the rate or extend the time of payment of interest on any Heritage JPM 1993 Subordinated Indenture Security;

- change the currency or currency unit of payment of any Heritage JPM 1993 Subordinated Indenture Security;

- change the method in which amounts of payments of principal or interest on any Heritage JPM 1993 Subordinated Indenture Security are determined;

- reduce the portion of the principal amount of an original issue discount Heritage JPM 1993 Subordinated Indenture Security due and payable upon acceleration or provable in bankruptcy;

- reduce any amount payable upon redemption of any Heritage JPM 1993 Subordinated Indenture Security;

- impair or affect the right of a holder to institute suit for the payment of any Heritage JPM 1993 Subordinated Indenture Security or, if applicable, any right of repayment at the option of the holder; or

- reduce the percentage of Heritage JPM 1993 Subordinated Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture.

We and the trustee may modify the Heritage JPM 1993 Subordinated Indenture without the consent of the holders of Heritage JPM 1993 Subordinated Indenture Securities to evidence the merger of J.P. Morgan Chase or the replacement of the trustee and for certain other purposes.

Consolidations, Mergers and Sales of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets, unless:

- either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States or any State and expressly assumes the payment of the principal of and interest on the Heritage JPM 1993 Subordinated Indenture Securities and the performance and observance of all the covenants and conditions of the Heritage JPM 1993 Subordinated Indenture binding upon us; and

- J.P. Morgan Chase or the successor corporation, as applicable, is not, immediately after the merger, consolidation, sale or conveyance, in default in the performance of any covenant or condition in the Heritage JPM 1993 Subordinated Indenture.

The principal terms of the Heritage JPM 1993 Subordinated Indenture Securities issued and outstanding on the date of this prospectus are set forth below. Interest on the below series accrues at the annual rate indicated in the title of the series and is payable on the indicated payment dates to the holders on the preceding record date. Unless otherwise indicated below, the Heritage JPM 1993 Subordinated Indenture Securities listed below are not redeemable prior to their stated maturity and are not subject to a sinking fund.

7 5/8% SUBORDINATED NOTES DUE SEPTEMBER 15, 2004

- Principal amount of series: $500,000,000

- Maturity date: September 15, 2004

- Interest payment dates: March 15 and September 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: September 15, 1994

6 1/4% SUBORDINATED NOTES DUE DECEMBER 15, 2005

- Principal amount of series: $300,000,000

- Maturity date: December 15, 2005

- Interest payment dates: June 15 and December 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: December 15, 1995

6.875% SUBORDINATED NOTES DUE JANUARY 15, 2007

- Principal amount of series: $300,000,000

- Maturity date: January 15, 2007

- Interest payment dates: July 15 and January 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: January 21, 1997

6.70% SUBORDINATED NOTES DUE NOVEMBER 1, 2007

- Principal amount of series: $350,000,000

- Maturity date: November 1, 2007

- Interest payment dates: May 1 and November 1

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: October 24, 1997

5 3/4% SUBORDINATED NOTES DUE OCTOBER 15, 2008

- Principal amount of series: $150,000,000

- Maturity date: October 15, 2008

- Interest payment dates: April 15 and October 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: October 21, 1993

6 1/4% SUBORDINATED NOTES DUE JANUARY 15, 2009

- Principal amount of series: $300,000,000

- Maturity date: January 15, 2009

- Interest payment dates: July 15 and January 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: January 28, 1994

7 1/4% SUBORDINATED NOTES DUE OCTOBER 1, 2010

- Principal amount of series: $100,000,000

- Maturity date: October 1, 2010

- Interest payment dates: April 1 and October 1

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: September 29, 1995

- Redemption: Redeemable at our option on interest payment dates on or after October 1, 2000, on at least 15 days' notice, at a redemption price equal to 100% principal and accrued interest.

6.61% SUBORDINATED NOTES DUE DECEMBER 15, 2010

- Principal amount of series: $100,000,000

- Maturity date: December 15, 2010

- Interest payment dates: the fifteenth calendar day prior to each interest payment date

- Record dates: 1st day of each month

- Issuance date: December 15, 1995

- Redemption: Redeemable at our option on or after December 15, 2000, semi-annually on each June 15 or December 15, 2000, on at least 30 days' notice, at a redemption price equal to 100% principal and accrued interest.

6 1/4% SUBORDINATED NOTES DUE FEBRUARY 15, 2011

- Principal amount of series: $100,000,000

- Maturity date: February 15, 2011

- Interest payment dates: February 15 and August 15

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: February 15, 1996

SUBORDINATED NOTES DUE DECEMBER 24, 2012

- Principal amount of series: $45,000,000

- Maturity date: December 24, 2012

- Interest payment dates: June 24 and December 24

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: November 24, 1997

- Interest rate: If the 10-year Treasury rate was greater than or equal to 5.838% on December 17, 1997, the interest rate is 12.773%; if the 10-year Treasury rate was less than 5.838% on December 17, 1997, the interest rate is 0%.

8% SUBORDINATED NOTES DUE MAY 30, 2005

- Principal amount of series: $100,000,000

- Maturity date: May 30, 2005

- Interest payment dates: May 30 and November 30

- Record dates: The fifteenth calendar day prior to each interest payment date.

- Issuance date: May 30, 1995

HERITAGE JPM 1993 SUBORDINATED MEDIUM-TERM NOTES, SERIES A

As of the date of this prospectus, $2,258,913,000 aggregate principal amount of Subordinated Medium-Term Notes, Series A (the "Heritage JPM 1993 Subordinated Medium-Term Notes"), originally issued by J.P. Morgan under the Heritage JPM 1993 Subordinated Indenture is issued and outstanding. In the table below we specify the following terms of those Heritage JPM 1993 Subordinated Medium-Term Notes:

     - Issuance date;
     - Principal amount;

     - Maturity date;
     - Interest rate;

Unless otherwise indicated below, the Heritage JPM 1993 Subordinated Medium-Term Notes are not subject to a sinking fund and are not redeemable prior to their stated maturity.

                                PRINCIPAL
ISSUANCE DATE                     AMOUNT                MATURITY DATE                 INTEREST RATE/REDEMPTION TERMS
-------------                   ---------               -------------                 ------------------------------
March 22, 1996..............  $   75,000,000 .........  March 15, 2011..............  7.15%; redeemable in whole only semi-annually
June 17, 1996...............      75,000,000 .........  June 15, 2011...............  7.6875; redeemable in whole only semi-annually
July 24, 1996...............       5,200,000 .........  July 24, 2026...............  LIBOR Telerate reset quarterly minus 0.22%; redeemable by
                                                                                      holder on July 24 once every 5
                                                                                      years on or after July 24,
                                                                                      2006 at prices varying with
                                                                                      the redemption date
November 5, 1996............       5,000,000 .........  November 5, 2026............  LIBOR Telerate reset quarterly minus 0.22%; redeemable by
                                                                                      holder on November 5 once
                                                                                      every 5 years on or after
                                                                                      November 5, 2006 at prices
                                                                                      varying with the redemption
                                                                                      date
February 14, 1997...........     200,000,000 .........  February 15, 2012...........  Interest payments are based on the difference between the
                                                                                      Reference CPI (as defined in
                                                                                      the note) for the current
                                                                                      interest payment period and
                                                                                      the Reference CPI for the
                                                                                      prior interest payment period
February 26, 1997...........     750,000,000 .........  April 15, 2027..............  Zero coupon; redeemable in whole only annually at prices
                                                                                      varying with the redemption
                                                                                      date
April 24, 1997..............     350,000,000 .........  April 24, 2027..............  Zero coupon; redeemable in whole only annually at prices
                                                                                      varying with the redemption
                                                                                      date
May 21, 1997................     100,000,000 .........  May 15, 2027................  Zero coupon; redeemable in whole only annually at prices
                                                                                      varying with the redemption
                                                                                      date
June 18, 1997...............     250,000,000 .........  June 18, 2027...............  Zero coupon; redeemable in whole only annually at prices
                                                                                      varying with the redemption
                                                                                      date
July 1, 1997................     800,000,000 .........  July 1, 2027................  Zero coupon; redeemable in whole only annually at prices
                                                                                      varying with the redemption
                                                                                      date
October 14, 1997............      20,000,000 .........  October 14, 2012............  7.00%; redeemable in whole only semi-annually
October 31, 1997............     100,000,000 .........  November 15, 2012...........  7.00%; redeemable in whole only semi-annually

                                PRINCIPAL
ISSUANCE DATE                     AMOUNT                MATURITY DATE                 INTEREST RATE/REDEMPTION TERMS
-------------                   ---------               -------------                 ------------------------------
November 17, 1997...........  $   85,000,000 .........  December 15, 2017...........  7.00%; redeemable in whole only semi-annually
December 1, 1997............      10,000,000 .........  December 1, 2017............  Zero coupon; redeemable in whole only semi-annually
December 4, 1997............      58,000,000 .........  December 15, 2017...........  7.00%; redeemable in whole only semi-annually
December 19, 1997...........      25,000,000 .........  December 19, 2017...........  7.00%; redeemable in whole only semi-annually
February 19, 1998...........       5,000,000 .........  February 11, 2013...........  6.50%; redeemable in whole only semi-annually
February 20, 1998...........       5,000,000 .........  February 20, 2008...........  6.25%; redeemable in whole only semi-annually
February 19, 1998...........       5,000,000 .........  February 11, 2013...........  6.50%; redeemable in whole only semi-annually
May 11, 1998................      50,000,000 .........  May 11, 2005................  6.00%; redeemable in whole only semi-annually
June 30, 1998...............     100,000,000 .........  June 30, 2028...............  Zero coupon; redeemable in whole only semi-annually
January 25, 1999............   1,000,000,000 .........  January 15, 2009............  6.00%

INFORMATION CONCERNING THE TRUSTEES

We, Chase Bank and some of our other subsidiaries maintain deposits and conduct other banking transactions with the trustee under the Heritage JPM Indentures in the ordinary course of business. U.S. Bank Trust National Association is also trustee under the Company Subordinated Indenture and the Heritage Chase Subordinated Indenture and under the Heritage JPM Junior Subordinated Indenture.

                  RELATIONSHIP AMONG SUBORDINATION PROVISIONS

No series of our subordinated Debt Securities is subordinated to any other series of subordinated Debt Securities. However, Antecedent Company Subordinated Indebtedness is subordinated only to Company Senior Indebtedness while the other Company Subordinated Securities are subordinated to Company Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations. Antecedent Heritage JPM Subordinated Indebtedness, as defined below, is subordinated only to Heritage JPM Senior Indebtedness, while the other Heritage JPM Subordinated Securities are subordinated to Heritage JPM Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Derivative Obligations (the meaning of which term is substantially identical to Additional Senior Obligations). Heritage Chase Subordinated Indebtedness is subordinated to all of our obligations to our creditors, including Company Senior Indebtedness, Heritage JPM Senior Indebtedness, Additional Obligations and Derivative Obligations, except any obligation that is expressly stated to have the same rank as, or to rank not senior to, the Assumed Heritage Chase Subordinated Indebtedness.

The Heritage JPM 1993 Subordinated Indenture defines "Antecedent Heritage JPM Subordinated Indebtedness" as outstanding Heritage JPM subordinated indebtedness issued prior to March 1, 1993, as specified in the Heritage JPM 1993 Subordinated Indenture, and includes all 1986 Heritage JPM Subordinated Indenture Securities.

As a result of the differences described above between the subordination provisions applicable to the Antecedent Company Subordinated Indebtedness, the other Company Subordinated Securities, the Antecedent Heritage JPM Subordinated Indebtedness, the other Heritage JPM Subordinated Securities and the Assumed Heritage Chase Subordinated Indebtedness, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of Company Subordinated Securities and Heritage JPM Subordinated Securities may receive less, proportionately, than the holders of Antecedent Company Subordinated Indebtedness and Antecedent Heritage JPM Subordinated Indebtedness, but more, proportionately, than the holders of Assumed Heritage Chase Subordinated Indebtedness.

                        PERMANENT GLOBAL DEBT SECURITIES

We have issued some series of the Debt Securities as permanent global Debt Securities. We deposited each permanent global Debt Security with, or on behalf of, The Depository Trust Company ("DTC"), as depositary, or its nominee and registered it in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global Debt Securities are not exchangeable for definitive, certificated Debt Securities.

Only institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants may own beneficial interests in a permanent global Debt Security. DTC will maintain records reflecting ownership of beneficial interests by participants in the permanent global Debt Securities and transfers of those ownership interests. Participants will maintain records evidencing ownership of beneficial interests in the permanent global Debt Securities by persons that hold through those participants and transfers of those ownership interests within those participants. DTC has no knowledge of the actual beneficial owners of the Debt Securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a permanent global Debt Security.

DTC has advised us that upon the issuance of a permanent global Debt Security and the deposit of that permanent global Debt Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that permanent global Debt Security to the accounts of its participants.

We will make payment of principal of, and interest on, Debt Securities represented by a permanent global Debt Security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global Debt Security representing those Debt Securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a permanent global Debt Security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global Debt Security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a permanent global Debt Security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements in effect from time to time.

None of J.P. Morgan Chase, the trustees nor any of our other agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to those beneficial interests.

A permanent global Debt Security is exchangeable for definitive Debt Securities registered in the name of a person other than DTC or its nominee only if:

          (a) DTC notifies us that it is unwilling or unable to continue as Depositary for that permanent global Debt Security or DTC ceases to be registered under the Securities Exchange Act of 1934;

          (b) we determine in our discretion that the permanent global Debt Security will be exchangeable for definitive Debt Securities in registered form; or

          (c) there has occurred and is continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the Debt Securities.

Any permanent global Debt Security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global Debt Security, in denominations of $1,000 and integral multiples of $1,000. The registrar will register the definitive

Debt Securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the permanent global Debt Security. We will make payment of any principal and interest on the definitive Debt Securities and will register transfers and exchanges of those definitive Debt Securities at the corporate trust office of the respective transfer agent and registrar in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the Debt Securities.

Except as provided above, as an owner of a beneficial interest in a permanent global Debt Security, you will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered a holder of Debt Securities for any purpose under the indentures. No permanent global Debt Security will be exchangeable except for another permanent global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the participant through which you own your interest to exercise any rights of a holder under the permanent global Debt Security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global Debt Security desires to take any action that a holder is entitled to take under the Debt Securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to take that action, and those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If specified in a supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of Debt Securities outside the United States through or Cedelbank, societe anonyme ("Cedelbank") or Euroclear, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers' securities accounts in the depositaries' names on the books of DTC.

Cedelbank has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participants and facilitates the clearance and settlement of securities transactions between Cedelbank participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Cedelbank participants are financial institutions around the world, including underwriters, securi-ties brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters of any series of Debt Securities. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank participant, either directly or indirectly.

Distributions with respect to global Debt Securities held beneficially through Cedelbank will be credited to cash accounts of Cedelbank participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedelbank.

Euroclear has advised us that it was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all Euroclear operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the Debt Securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to global Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

                   GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Unless otherwise specified in a prospectus supplement with respect to a particular series of global Debt Securities, initial settlement for global Debt Securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other participants in the ordinary way in accordance with DTC rules. Then secondary market trades will settle in immediately available funds using DTC's same day funds settlement system.

If the prospectus supplement specifies that interests in the global Debt Securities may be held through Cedelbank or Euroclear, Cedelbank and/or Euroclear participants will conduct secondary market trading with other Cedelbank and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Cedelbank or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global Debt Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global Debt Securities received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global Debt Securities settled during that processing will be reported to the relevant Euroclear or Cedelbank participants on that business day. Cash received in Cedelbank or Euroclear as a result of sales of interests in global Debt Securities by or through a Cedelbank participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Cedelbank and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global Debt Securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

                          DESCRIPTION OF CAPITAL STOCK

The following summary is not complete. You should also refer to our certificate of incorporation, including the certificates of designations pursuant to which the outstanding series of our preferred stock, par value $1 per share, were issued. Our certificate of incorporation is filed as an exhibit to the registration statement. You should also refer to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of our common stock. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment subject to the rights of holders of our preferred stock.

Each holder of our common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any of our series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services, LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

PREFERRED STOCK

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.

Outstanding Preferred Stock. As of the date of this prospectus, we have issued and outstanding the series of preferred stock described in the following table:

                                    STATED VALUE AND                   OUTSTANDING AT    EARLIEST    RATE IN EFFECT AT
                                    REDEMPTION PRICE     NUMBER OF      DECEMBER 31,    REDEMPTION     DECEMBER 31,
                                      PER SHARE(A)        SHARES            2000           DATE            2000
                                    ----------------   -------------   --------------   ----------   -----------------
                                                       (IN MILLIONS)   (IN MILLIONS)
Adjustable Rate Cumulative
  Preferred Stock, Series A
  ("Series A preferred stock")....     $  100.00           2.43             $243          12/31/00         5.000%(b)
Variable Rate Cumulative Preferred
  Stock, Series B, C, D, E and F
  ("Series B-F preferred
  stock")(c)......................      1,000.00            .25              250          12/31/00(c)         (c)
6 5/8% Cumulative Preferred Stock
  ("6 5/8% preferred stock")(d)...        500.00            .40              200           3/31/06         6.625(d)
Adjustable Rate Cumulative
  Preferred Stock, Series L
  ("Series L preferred stock")....        100.00            2.0              200           6/30/99         5.040(e)
Adjustable Rate Preferred Stock,
  Series N ("Series N preferred
  stock").........................         25.00            9.1              228           6/30/99         5.100(e)
10.84% Cumulative Preferred Stock
  ("10.84% preferred stock")......         25.00            8.0              200           6/30/01        10.840
Fixed/Adjustable Rate
  Noncumulative Preferred Stock
  ("Fixed/Adjustable preferred
  stock").........................         50.00            4.0              200           6/30/03(f)       4.960(f)

---------------
(a) Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.
(b) Floating rates are based on specified U.S. Treasury rates. The minimum and maximum annual rates are 5.00% and 11.50%, respectively. Dividend rate indicated in the table is rate paid on substantially identical series of J.P. Morgan preferred stock that was converted in the merger into our Series A Preferred Stock.
(c) Consists of five series of preferred stock. Variable dividends are calculated as described under "Dividends" below. Each series is eligible for redemption at the times and for the prices described under "Rights Upon Liquidation; Redemption" below.
(d) Shares of this series are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series. Dividend rate indicated in the table is the rate for substantially identical Series of J.P. Morgan preferred stock that was converted in the merger into our 6 5/8% preferred stock.
(e) Floating rates are based on specified U.S. Treasury rates. The minimum and maximum annual rates for each series are 4.50% and 10.50%, respectively.
(f) Dividends on this series for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on specified U.S. Treasury rates (but subject to a minimum rate of 5.46% and a maximum rate of 11.46%). The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003, in the event of specified amendments to the Internal Revenue Code of 1986 relating to the dividends-received deduction.

Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Dividends payable on each series of outstanding preferred stock, other than our Series B-F preferred stock, are payable quarterly, when and as declared by the board of directors, in the amounts determined as set forth in the above table, on each March 31, June 30, September 30 and December 31.

The dividend rates for our Series B-F preferred stock are determined either by an auction conducted for each series on the business day before a new dividend period begins or by a remarketing. The method used to determine the dividend rate is set by an agent of J.P. Morgan Chase appointed for the purpose of determining that method, based on then-existing financing alternatives. If the auction method is used, the dividend rates are based on bids submitted to the trust company that conducts the auction by existing and potential holders of the preferred stock. If the remarketing method is used, the dividend rates are the lowest rate at which the shares can be remarketed for a specified per share amount. The rate for any dividend period is subject to a maximum rate based on the "AA" composite commercial paper rate, LIBOR or the U.S. Treasury rate, depending on the length of the dividend period and the credit ratings of the Series B-F preferred stock. If we fail to pay or set aside for payment at the applicable time dividends payable or fail to pay at the applicable time the redemption price for shares called for redemption, and that failure continues for more than three business days, then the dividend rate for each dividend period until that failure is cured will be 200% of the federal funds rate, the "AA" composite commercial paper rate, LIBOR or the U.S. Treasury rate, depending on the length of the dividend period. Dividends on our Series B-F preferred stock are payable on dividend payment dates set by an agent of J.P. Morgan Chase appointed for the purpose of setting those dates. A dividend period may be no longer than 30 years and no shorter than seven days, in the case of shares for which the auction method is used, or one business day, in the case of shares for which the remarketing method is used. In the case of shares for which the auction method is used, the dividend period will be 49 days, unless changed by the agent or unless there are specified changes to applicable tax laws.

Dividends on all the outstanding series of our preferred stock, other than our Fixed/Adjustable preferred stock, are cumulative. If we fail to declare a dividend on our Fixed/Adjustable preferred stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend periods.

We may not declare or pay any dividends on any series of preferred stock, unless, for the dividend period commencing after the immediately preceding dividend payment date, we have previously declared and paid or we contemporaneously declare and pay full dividends (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If we do not pay in full the dividends on those equally- and senior-ranking series, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally-ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock. We will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock would be entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before we make any distribution of our assets to the holders of our common stock.

Each of our outstanding series of preferred stock, other than our Series B-F preferred stock, which we discuss below, is redeemable at our option on or after the applicable date set forth opposite that series in the table above and at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any. In addition, we may redeem the shares of our Fixed/Adjustable preferred stock earlier than June 30, 2003 in the event of specified amendments to the Internal Revenue Code of 1986 relating to the dividends-received deduction.

Shares of each series of our Series B-F preferred stock are eligible for redemption in units of 100 shares as follows:

- on the last dividend payment date in any dividend period;

- at any time during any dividend period in which the dividend rate is the then-applicable maximum rate; and

- on any other redemption date established in the preceding auction or remarketing.

The redemption price for each series of our Series B-F preferred stock will equal (1) $1,000 per share in the case of a redemption described in the first or second bullet point above or (2) the redemption price established in the preceding auction or remarketing, in each case, plus accrued and unpaid dividends.

Voting Rights. Holders of shares of our outstanding preferred stock have no voting rights, except as described below or as required by the Delaware General Corporation Law.

All of our currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. In accordance with the requirements of our Series L preferred stock, Series N preferred stock, 10.84% preferred stock and Fixed/Adjustable preferred stock, each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over J.P. Morgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Our Series N preferred stock, 10.84% preferred stock and Fixed/Adjustable preferred stock provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

- create any class or series of stock having a preference over any outstanding series of preferred stock; or

- change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Those series also state that if the amendment does not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two thirds of the shares of the series of preferred stock adversely affected.

Our Series L preferred stock provides as follows:

- the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of our certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

- the consent of the holders of at least two-thirds of the voting power of that series and each of the series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock into any additional class or series of stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such prior-ranking stock.

Our Series A preferred stock, Series B-F preferred stock and 6 5/8% preferred stock each provides that a vote of at least two-thirds of the voting power of all outstanding shares of the applicable series, and all outstanding shares of our preferred stock having the same rank as that series, voting together as a single class without regard to series, will be necessary in order to:

- authorize or issue any capital stock that will be senior to that series of preferred stock as to dividends or upon liquidation; or

- amend, alter or repeal any of the provisions of the our certificate of incorporation, including the certificate of designation relating to that series, in such a way as to adversely affect (or materially adversely affect, in the case of our 6 5/8% preferred stock) the preferences, rights, powers or privileges of the preferred stock of that series.

Miscellaneous. No series of our outstanding preferred stock is convertible into shares of our common stock or other securities of J.P. Morgan Chase. No series of our outstanding preferred stock is subject to preemptive rights.

Transfer Agent and Registrar. Mellon Investor Services, LLC is the transfer agent, registrar and dividend disbursement agent for our outstanding preferred stock and depositary shares, other then our Series B-F preferred Stock. Bankers Trust Company is the transfer agent, registrar and dividend disbursement agent for our Series B-F preferred stock. The registrar will send notices to the holders of the preferred stock or depositary shares of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

DEPOSITARY SHARES

Our 6 5/8% preferred stock is represented by depositary shares, each representing a one-tenth interest in a share of that preferred stock.

The following is a summary of material provisions of the deposit agreement between us and Morgan Guaranty Trust Company, as depositary, with respect to those depositary shares. This description is qualified by reference to the deposit agreement, a copy of which is an exhibit to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on our 6 5/8% preferred stock to the record holders of the depositary shares in proportion to the number of depositary shares owned by those holders. If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from that sale to the holders.

Withdrawal of Stock. A holder of depositary receipts evidencing depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, obtain the number of whole shares of 6 5/8% preferred stock and any money or other property represented by those depositary shares, by surrendering his, her or its depositary receipts to the depositary. Holders of depositary shares will be entitled to receive whole shares of our 6 5/8% preferred stock, but will not be subsequently entitled to receive depositary shares with respect to those shares of preferred stock. If the depositary receipts surrendered by the holder represent more shares of stock than are being withdrawn by the holder, the depositary will issue a new depositary receipt representing the excess number of shares.

Redemption of Depositary Shares. Upon redemption by us, in whole or in part, of our 6 5/8% preferred stock, the depositary will redeem the depositary shares from the proceeds received by it from that redemption. The redemption price per depositary share will be equal to one-tenth of the redemption price per share of our 6 5/8% preferred stock. Whenever we redeem shares of our 6 5/8% preferred stock, the depositary will redeem, as of the same redemption date, a number of depositary shares representing the number of shares of our 6 5/8% preferred stock redeemed.

Voting the 6 5/8% Preferred Stock. Upon receipt of notice of any meeting at which the holders of our 6 5/8% preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares. Each record holder of those depositary shares on the record date, which will be the same date as the record date for our 6 5/8% preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of our 6 5/8% preferred stock represented by that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of our 6 5/8% preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action requested by the depositary in order to enable the depositary to do so. The depositary will not vote shares of our 6 5/8% preferred stock if it does not receive specific instructions from the holders of depositary shares relating to those shares.

Amendment and Termination of the Deposit Agreement. The deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

- all outstanding depositary shares have been redeemed; or

- there has been a final distribution in respect of our 6 5/8% preferred stock in connection with any liquidation, dissolution or winding up of J.P. Morgan Chase and that distribution has been distributed to the holders of depositary receipts.

Charges of the Depositary. We are responsible for the payment of all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with any redemption of our 6 5/8% preferred stock. Holders of depositary receipts must pay transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications received from us and required to be furnished to the holders of our 6 5/8% preferred stock. Neither J.P. Morgan Chase nor the depositary will be liable if prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. We and the depositary disclaim any obligation or liability under the deposit agreement to holders of depositary receipts other than for negligence or willful misconduct. Neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or our 6 5/8% preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting our 6 5/8% preferred stock for deposit, by holders of depositary receipts or by other persons believed to be competent, and on documents believed to be genuine. The depositary disclaims responsibility for the failure to carry out any instructions to vote any of the depositary shares or for the manner or effect of any vote made, as long as that action or inaction is in good faith. The depositary will be liable to us for any liability arising out of acts performed or omitted by the depositary due to its gross negligence or willful misconduct.

PERMANENT GLOBAL PREFERRED SECURITIES

We have issued some series of our preferred stock as permanent global securities deposited with the DTC as depositary ("global preferred securities"). We have deposited each global preferred security with or on behalf of DTC or its nominee and registered it in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock.

Only institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants may own beneficial interests in a global preferred security. DTC will maintain records evidencing ownership of beneficial interests by participants in a global preferred security and transfers of those ownership interests. Participants will maintain records evidencing ownership of beneficial interests in a global preferred security by persons that hold through those participants and transfers of those ownership interests within those participants. DTC has no knowledge of the actual beneficial owners of the preferred stock. If you purchase an interest in a global preferred security, you will not receive written confirmation from DTC of your purchase, but we do expect you to receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the participants through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair your ability to transfer beneficial interests in a global preferred security.

DTC has advised us that upon the issuance of a global preferred security and the deposit of that global preferred security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective number of shares represented by that global preferred security to the accounts of its participants.

We will make payments on the preferred stock represented by a global preferred security to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing that preferred stock. DTC has advised us that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global preferred security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to those beneficial interests.

A global preferred security is exchangeable for definitive certificated preferred stock registered in the name of a person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for that global preferred security or DTC ceases to be registered under the Securities Exchange Act of 1934; or

          (b) we determine in our discretion that the global preferred security will be exchangeable for certificated preferred stock.

Any global preferred security that is exchangeable in accordance with the preceding sentence will be exchangeable in whole for definitive, certificated preferred stock registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global preferred security.

Except as provided above, as an owner of a beneficial interest in a global preferred security, you will not be entitled to receive physical delivery of certificates representing shares of preferred stock and will not be considered a holder of preferred stock. No global preferred security will be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the participant through which you own your interest to exercise any rights of a holder of preferred stock.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to take any action that a holder of preferred stock is entitled to take, DTC would authorize the participants holding the relevant beneficial interests to take that action, and those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

                                    EXPERTS

The financial statements of Chase incorporated in this prospectus by reference to the Annual Report of Chase on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                  [J.P. MORGAN CHASE & CO. LOGO]